Exhibit 4(a).1
FOR INFORMATION ONLY
The securities offered pursuant to the rights issue have not been and will not be registered under the US Securities Act of 1933 and may not be offered or sold in the United States unless in a transaction that is registered thereunder or exempt from the registration requirements thereof. No public offer has been or will be made in or into the United States.

EXECUTION VERSION
THIS AGREEMENT is made on 20 May 2010
Between:
(1)	NATIONAL GRID PLC, a public company incorporated under the laws of England with registered number 04031152, whose registered office is at 1-3 Strand, London WC2N 5EH (the Company);

(2)	[•];

(3)	[•];

(4)	[•], [•] ([•] and, together with [•], the Joint Sponsors); and

(5)	[•], ([•] and, together with [•] and [•], the Joint Bookrunners, the Joint Global Co-ordinators and the Underwriters).
Whereas:
(A) The Company proposes to offer the New Shares by way of rights at the Issue Price on the terms and subject to the conditions set out in the Prospectus and, where applicable, to be set out in the Provisional Allotment Letter.
(B) The Directors have authority under section 551 of the Companies Act to allot the New Shares.
(C) The Underwriters have agreed on a several basis, on the terms and subject to the conditions set out in this Agreement, to underwrite the Underwritten Shares in their Due Proportions and may (but are not obliged to) seek sub-underwriters on the basis of the Press Announcement and the Preliminary Results Announcement.
(D) The Company will apply for admission of the New Shares to the Official List and for admission of the New Shares to trading on the London Stock Exchange’s main market for listed securities. Each of the Joint Sponsors has agreed to act as sponsor for the purpose of the Prospectus to be issued in connection with the Rights Issue and Admission.
(E) The consideration received by the Company for the issue and allotment of the New Shares for the Issue Price shall be the transfer of certain Newco Ordinary Shares and Newco Preference Shares by the Newco Subscriber to the Company in accordance with the Subscription and Transfer Agreement.
(F) The Joint Global Co-ordinators have agreed to act as global co-ordinators in relation to the Rights Issue on the terms and subject to the conditions set out in this Agreement.
(G) The Joint Bookrunners have agreed to act as joint bookrunners in relation to the Rights Issue on the terms and subject to the conditions set out in this Agreement.
(H) Each of the Directors has irrevocably undertaken with the Company, subject to the publication of the Prospectus, to either (i) apply under the Rights Issue for all of the New Shares to which he or she will be entitled as a Qualifying Shareholder; or (ii) sell sufficient of his or her Nil Paid Rights during the nil paid dealing period to meet the costs of taking up the balance of his or her entitlements to New Shares under the Rights Issue.
(I) The Rights Issue is to be made (i) outside the United States within the meaning of and pursuant to Regulation S (Regulation S) under the US Securities Act of 1933, as amended (the Securities Act) and (ii) within the United States only to a limited number of persons reasonably believed to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act (Rule 144A) or persons that are Directors of the Company who are “accredited investors” within the meaning of Regulation D under the Securities Act (Regulation D) and, pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
Now it is agreed as follows:
1. Definitions
1.1 In this Agreement:
Acceptance Date means 11 June 2010 or such later date as the Company and the Joint Bookrunners may agree in writing, being no later than 16 June 2010;
Accounts means the audited consolidated accounts of the Group for the three years ended 31 March 2008, 2009 and 2010 (including, without limitation, the related directors’ and auditors’ reports, the consolidated income statement, the balance sheets, the consolidated cashflow statement, the consolidated statement of total recognised gains and losses, the reconciliation of movements in shareholders’ funds and all related notes) incorporated by reference into the Prospectus;
Accounts Date means 31 March 2010;
Accredited Investors has the meaning given in Regulation D;
AI Letter means the letter in the agreed form, to be delivered by certain Qualifying Shareholders in the United States who are both Accredited Investors and Directors of the Company in connection with their participation in the Rights Issue;
Admission means the admission of the New Shares to the Official List becoming effective in accordance with the Listing Rules and the admission of such shares (nil paid) to trading on the London Stock Exchange’s main market for listed securities becoming effective in accordance with the Admission and Disclosure Standards;
Admission and Disclosure Standards means the current Admission and Disclosure Standards published by the London Stock Exchange;
Adverse Interest means any option, pledge, lien, claim, mortgage, charge, equity, trust, any other right or interest of any third party and any other encumbrance of any kind and including, for the avoidance of doubt, any pre-emptive or similar right;
affiliate has the meaning given in Rule 501(b) of Regulation D or Rule 405 under the Securities Act, as applicable;

Annual Report means the annual report and accounts of the Company for the year ended 31 March 2010 to be published on the Publication Date;
Annual Results means the annual results of the Company, whether in preliminary or audited form, for the year ended 31 March 2010;
associate has the meaning ascribed in section 345 of the Companies Act 2006;
Auditors means PricewaterhouseCoopers LLP;
Banks means [•], [•], [•] and [•] and Bank shall mean any one of them;
Banks’ Counsel means [•];
Banks’ Engagement Letters means the [•] Engagement Letter and the [•] Engagement Letter;
Board means the board of directors of the Company or a duly constituted and authorised committee thereof;
Business Day means any day which is not a Saturday, a Sunday or a bank or public holiday in England and Wales;
Capita means Capita Registrars Limited;
City Code means the UK City Code on Takeovers and Mergers;
Claims means any and all claims, actions, liabilities, demands, proceedings, regulatory or governmental investigations, judgments or awards whatsoever (and in each case whether or not successful, compromised or settled and whether joint or several) threatened, asserted, established or instituted against or otherwise involving any Indemnified Person and Claim shall be construed accordingly;
Companies Act means the Companies Act 2006 to the extent in force from time to time;
Company’s Counsel means Linklaters LLP;
Conditions means the conditions set out in Clause 2.1;
CREST means the relevant system (as defined in the Regulations) in respect of which Euroclear is the Operator (as defined in the Regulations);
[•] Indemnified Persons means:
(a)	[•] and any subsidiary, branch or affiliate of [•];

(b)	a person who is, on or at any time after the date of this Agreement, a director, officer, partner, employee or agent of an undertaking specified in paragraph (a) above; and

(c)	[•], its selling agents and each person, if any, who controls [•]within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and [•]’s

respective affiliates, subsidiaries, branches, associates and holding companies and the subsidiaries of such subsidiaries, branches, affiliates, associates and holding companies and each of such person’s respective directors, officers, employees and agents, and [•] Indemnified Person shall be construed accordingly;
Dealing Day means a day on which dealings in domestic equity market securities may take place on the London Stock Exchange;
Directors means the persons named in the Prospectus as directors of the Company;
Disclosure Rules and Transparency Rules means the Disclosure Rules and Transparency Rules of the FSA made under section 73A of FSMA;
Draft Annual Report means the draft annual report and accounts of the Company for the year ended 31 March 2010, in the agreed form;
Draft Prospectus means the draft prospectus in the agreed form;
Due Proportions has the meaning set out in Clause 9.1;
Environmental Laws has the meaning given to it in paragraph 26.1 of Schedule 3;
Euroclear means Euroclear UK & Ireland Limited;
Exchange Act means the U.S. Securities Exchange Act of 1934, as amended;
Excluded Shareholders means, subject to certain exceptions, Ordinary Shareholders with registered addresses in the Excluded Territories on the Record Date;
Excluded Territories means the United States, China, Hong Kong, India, Japan, South Africa and Switzerland;
Facilities has the meaning given to it in paragraph 11.3 of Schedule 3;
FCPA has the meaning given to it in paragraph 29.1 of Schedule 3;
FSA means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSMA and in the exercise of its functions in respect of the admission of securities to the Official List of the Financial Services Authority otherwise than in accordance with Part VI of the FSMA, including, where the context so permits, any committee, employee, officer or servant to whom any function of the Financial Services Authority may for the time being be delegated;
FSA Rules means the FSA Handbook of Rules and Guidance as amended from time to time;
FSMA means the Financial Services and Markets Act 2000, as amended;
Fully Paid Rights means fully paid rights to subscribe for New Shares;

Group means the Company and its subsidiaries and its subsidiary undertakings and Group Company means any one of them;
Hazardous Materials has the meaning given to it in paragraph 26.1 of Schedule 3;
HMRC means Her Majesty’s Revenue & Customs;
IFRS means International Financial Reporting Standards as adopted by the European Union;
Indemnified Person means any and each [•] Indemnified Person, [•] Indemnified Person and [•] Indemnified Person;
Intellectual Property Rights means patents, trade marks, service marks, logos, get-up, trade names, rights in designs, copyright (including rights in computer software), internet domain names, moral rights, utility models, rights in know how, rights in databases and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;
Investor Letter means the QIB Letter or the AI Letter;
Issue Price means 335 pence per New Share;
IT Systems means the information technology used by members of the Group or required for use in their business, including hardware, proprietary and third party software, networks, peripherals and associated documentation;
Joint Bookrunners means [•], [•] and [•] and Joint Bookrunner shall mean any one of them;
Joint Global Co-ordinators means [•], [•] and [•]and Joint Global Co-ordinator shall mean any one of them;
Joint Sponsors means [•]and [•] and Joint Sponsor shall mean either of them;
Limitation has the meaning given in Clause 13.9;
Listing Rules means the Listing Rules of the FSA made under section 73A of the FSMA;
London Stock Exchange means London Stock Exchange plc;
Losses means any and all loss, damage, cost, liability, demand, charge or expense (including legal fees) and taxation, in each case whether joint or several, which any Indemnified Person may suffer or incur (including, but not limited to all Losses suffered or incurred in investigating, preparing for or disputing or defending or settling any Claim and/or in establishing its right to be indemnified or to receive a contribution pursuant to Clause 13 or in seeking advice regarding any Claim or in any way related to in connection with the indemnity contained in Clause 13 or the provisions of Clause 14) and Loss shall be construed accordingly;

Material Adverse Change means a change in, or any development involving a prospective change in or affecting, the condition (financial, operational, legal or otherwise), or in the earnings, liquidity, management, funding position, business affairs or operations, solvency or prospects of the Group, whether or not arising in the ordinary course of business, which is, or is reasonably likely to be, material in the context of the Group, the Rights Issue or Admission;
[•] Engagement Letter means the engagement letter between [•] and the Company dated 20 May 2010;
[•] Indemnified Persons means:
(a)	[•] and any subsidiary, branch or affiliate of [•];

(b)	a person who is, on or at any time after the date of this Agreement, a director, officer, partner, employee or agent of an undertaking specified in paragraph (a) above; and

(c)	[•], its selling agents and each person, if any, who controls [•] within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and [•]’s respective affiliates, subsidiaries, branches, associates and holding companies and the subsidiaries of such subsidiaries, branches, affiliates, associates and holding companies and each of such person’s respective directors, officers, employees and agents, and [•] Indemnified Person shall be construed accordingly;
Money Laundering Laws has the meaning given to it in paragraph 28 of Schedule 3;
[•] Engagement Letter means the engagement letter between [•] and the Company dated 20 May 2010;
[•] Indemnified Persons means:
(a)	[•] [•] and any subsidiary, branch or affiliate of [•] or [•];

(b)	a person who is, on or at any time after the date of this Agreement, a director, officer, partner, employee or agent of an undertaking specified in paragraph (a) above; and

(c)	[•], [•], their selling agents and each person, if any, who controls [•] or [•] within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and [•]’s and [•]’s respective affiliates, subsidiaries, branches, associates and holding companies and the subsidiaries of such subsidiaries, branches, affiliates, associates and holding companies and each of such person’s respective directors, officers, employees and agents, and [•] Indemnified Person shall be construed accordingly;
Newco means National Grid Jersey Investments Three Limited, a company incorporated in Jersey in connection with the Rights Issue;

Newco A Preference Shares means 250,000,000 redeemable ‘A’ preference shares of £0.0001 each in the capital of Newco;
Newco B Preference Shares means 250,000,000 redeemable ‘B’ preference shares of £0.0001 each in the capital of Newco;
Newco Counsel means Ogier, solicitors and advocates of Whiteley Chambers, Don Street, St Helier, Jersey JE4 9WG;
Newco Ordinary Shares means ordinary shares of £1.00 each in the capital of Newco;
Newco Preference Shares means Newco ‘A’ Preference Shares and Newco ‘B’ Preference Shares;
Newco Subscriber means [•] in its capacity as subscriber for the Newco Ordinary Shares and the Newco Preference Shares under the terms and subject to the conditions of the Subscription and Transfer Agreement;
New Shares means 990,439,017 new Ordinary Shares which are to be allotted pursuant to the Rights Issue;
Nil Paid Rights means the New Shares in nil paid form provisionally allotted to Qualifying Shareholders in connection with the Rights Issue;
OECD Convention has the meaning given to it in paragraph 29.1 of Schedule 3;
OFAC has the meaning given to it in paragraph 29.9 of Schedule 3;
Official List means the Official List of the FSA;
Option Agreement means the initial subscription and put and call option deed relating to Newco Ordinary Shares to be entered into on the date hereof between the Company, Newco and the Newco Subscriber providing, inter alia, for the subscription of certain Newco Ordinary Shares by the Newco Subscriber and the Company;
Ordinary Shareholders means holders of Ordinary Shares;
Ordinary Shares means ordinary shares of 11 17/43 pence each in the capital of the Company;
Participating Security has the meaning given to it in the Regulations;
Preliminary Results Announcement means the preliminary statement of annual results for the year ended and as at 31 March 2010, in the agreed form and to be dated the date of this Agreement;
Presentation Materials means the written materials in the agreed form used and to be used by the Company in presentations to institutional investors in connection with the Rights Issue and/or the Annual Results;
Press Announcement means the press announcement in the agreed form to be dated the date of this Agreement giving details of, inter alia, the Rights Issue;

Previous Announcements means all documents issued and announcements (other than the Press Announcement and the Rule 135c Press Announcement) made by or on behalf of the Company or any member of the Group to the public or the press since the Accounts Date and before the date of this Agreement;
Principal Group Company means each of National Grid Gas plc, National Grid Electricity Transmission plc, New England Power Company, Massachusetts Electric Company, The Narragansett Electric Company, Niagara Mohawk Power Corporation, National Grid Metering Limited, Utility Metering Services Limited, National Grid Grain LNG Limited LNG, Boston Gas Company (incorporated in the US), National Grid Electric Services LLC, National Grid Generation LLC, New England Electric Transmission Corporation, Nantucket Electric Company, KeySpan Gas East Corporation, The Brooklyn Union Gas Company, NGG Finance plc, British Transco Finance Inc., British Transco International Finance BV, National Grid Property Limited, National Grid Holdings One plc, Lattice Group plc, National Grid USA, Niagara Mohawk Holdings, Inc., National Grid Commercial Holdings Limited, National Grid Gas Holdings Limited, National Grid (US) Holdings Limited, National Grid Holdings Limited and KeySpan Corporation;
Prospectus means the prospectus (comprising a prospectus for the purposes of the FSMA, the Listing Rules and the Prospectus Rules) in the agreed form to be published by the Company in connection with the Rights Issue, together with the documents incorporated by reference therein;
Prospectus Directive means the EU Prospectus Directive (2003/71/EC);
Prospectus Rules means the Prospectus Rules of the FSA made under s73A of the FSMA;
Provisional Allotment Letter means the form of renounceable provisional allotment letter, in the agreed form, to be issued or made available by the Company, subject to Clause 4.6, to Qualifying Non-CREST Holders in connection with the Rights Issue;
Publication Date means the date on which the Company is to publish the Prospectus being 25 May 2010 or such later date as the Company and the Joint Bookrunners may agree in writing;
QIBs or qualified institutional buyers, has the meaning given in Rule 144A under the Securities Act;
QIB Letter means the letter, in the agreed form, to be delivered by Qualifying Shareholders in the United States who are QIBs in connection with their participation in the Rights Issue;
QIB Rump Letter means the letter, in the agreed form, to be delivered by subscribers for the New Shares that were not originally taken up in the Rights Issue, who are located in the United States;
Qualifying CREST Holders means Qualifying Shareholders who hold Ordinary Shares in uncertificated form;
Qualifying Non-CREST Holders means Qualifying Shareholders who hold Ordinary Shares in certificated form;

Qualifying Shareholders means Ordinary Shareholders on the register of members of the Company as at the Record Date (excluding, for the avoidance of doubt, the Company as the direct or indirect holder of treasury shares);
Qualifying US Shareholders means Qualifying Shareholders in the United States who are either QIBs or certain Directors of the Company who are Accredited Investors;
Receiving Agent or Registrar means Capita;
Receiving Agent Agreement means the receiving agent agreement in the agreed form to be entered into on the date hereof between the Company, Newco, the Newco Subscriber and the Receiving Agent in relation to the Rights Issue;
Record Date means the close of business on 19 May 2010;
Regulations means the Uncertificated Securities Regulations 2001 (SI 2001/3755);
Regulation D has the meaning given to it in Recital (I);
Regulation S has the meaning given to it in Recital (I);
Regulatory Information Service means any of the services set out in Schedule 12 to the Listing Rules;
Relevant Documents means the Prospectus, any Supplementary Prospectus, the Summaries of the Prospectus, the Provisional Allotment Letters, any explanatory documents which may accompany the Prospectus and/or Provisional Allotment Letters, the Shareholder Guide, the QIB Letter, the AI Letter, the QIB Rump Letter, the Presentation Materials, the Preliminary Results Announcement, the Press Announcement, the 135c Press Announcement and any other documents, announcements or other communications issued in connection with the Rights Issue or the offering of the New Shares;
Rights Issue means the offer of New Shares on the basis set out in Recital (A);
Rule 135c means Rule 135c under the Securities Act;
Rule 135c Press Announcement means the Rule 135c compliant press announcement in the agreed form to be dated the date of this Agreement giving details of the Rights Issue, to be made available in the United States;
Rule 144A has the meaning given to it in Recital (I);
Sanctions has the meaning given to it in paragraph 29.9 of Schedule 3;
Securities Act means the U.S. Securities Act of 1933, as amended;
Selling Restrictions means the selling restrictions set out in Schedule 5;
Settlement Bank means [•];

Settlement Date means the date for settlement of the Joint Bookrunners’ payment obligations to the Company pursuant to Clauses 8.6 and of the Underwriters’ payment obligations to the Company pursuant to Clause 9.2;
Shareholder Guide means the guide for Qualifying Non-CREST Shareholders, explaining in plain English the terms and conditions of the Rights Issue and the options available to Qualifying Non-CREST Shareholders in respect of the Provisional Allotment Letter, in the agreed form;
Specified Warranties means paragraphs 1.3, 2.2, 2.3, 2.5, 2.6, 2.9, 7.1(a) and (e), 9.1, 9.2, 10, 11.2, 11.3 (last sentence only), 11.6, 12.2, 14.1, 14.2, 15.4, 15.5(b) and (c), 15.6 (solely in relation to any Group Company other than the Company), 18(iii), 20, 23, 25.1, 25.2, 25.3 and 26.2 of Schedule 3;
Subscription and Transfer Agreement means the subscription and transfer deed in the agreed form to be entered into on the date hereof between the Company, Newco and the Newco Subscriber providing, inter alia, for the acquisition by the Company from the Newco Subscriber of the Newco Preference Shares and certain Newco Ordinary Shares;
Summaries of the Prospectus means the translations of the section of the Prospectus entitled “Summary” prepared in connection with the passporting of the Prospectus into Cyprus, France, Germany, Greece and Spain, including any supplements thereto;
Supplementary Prospectus means any supplementary prospectus published by the Company pursuant to section 87G of the FSMA;
taken up has the meaning given in Schedule 1;
tax or taxes or taxation means all taxes, levies, imposts, duties, charges or withholdings of any nature whatsoever imposed by a tax authority of any jurisdiction, together with all penalties, charges and interest relating to any of the foregoing and regardless of whether the person concerned is primarily or directly liable or not and regardless of whether or not such taxes, levies, imposts, duties, charges, withholdings, penalties and interest are attributable directly or primarily to the person concerned, including (without limitation) corporation tax, advance corporation tax, income tax, capital gains tax, VAT, duties of customs and excise, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, stamp duty land tax and any other transfer tax or duty, all taxes, duties or charges replaced by or replacing any of them, and all other taxes on gross or net income, profits or gains, distributions, receipts, importations, sales, use, occupation, franchise, value added, and personal property;
Time of Procurement means a time falling within the period commencing at 7.00 a.m. on the first Dealing Day following the Acceptance Date and ending on the third Dealing Day following the Acceptance Date, as is notified to the Company by the Joint Bookrunners as the time of procurement with respect to their endeavours to procure subscribers for such number of New Shares equivalent to the number of Underwritten Shares which are not taken up by Qualifying Shareholders, in accordance with Clause 8.4;

Transaction Bank Account means the cash account in the name of the Receiving Agent to be established in accordance with the Receiving Agent Agreement;
Transfer Taxes means stamp duty, stamp duty reserve tax, capital duty or any similar issuance or transfer tax or duty and any related costs, fines, penalties or interest (if any) whether of the United Kingdom, Jersey or elsewhere;
Transaction Documents means this Agreement, the Subscription and Transfer Agreement, the Option Agreement and the Receiving Agent Agreement;
UK Listing Authority means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSMA and in the exercise of its functions in respect of the admission of securities to the Official List otherwise than in accordance with Part VI of the FSMA;
Underwriters means [•], [•] and [•], and Underwriter means any of them;
Underwritten Shares means 990,439,017 New Shares;
United Kingdom or UK means Great Britain and Northern Ireland;
United States or U.S. means the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia;
Untraceable Shareholders means those Qualifying Non-CREST Shareholders in relation to whom notices or other communications have been returned undelivered on two consecutive occasions when such notices have been sent by post to such a Qualifying Non-CREST Shareholder at their registered address (or, in the case of shareholders whose registered address is not in the United Kingdom, any address given to the Company for sending notices);
VAT means value added tax chargeable under or pursuant to the Value Added Tax Act 1994 or the EC Council Directive 2006/112/EC on the common system of value added tax and any other sales, purchase or turnover tax of a similar nature, whether imposed in the United Kingdom or elsewhere;
Verification Materials means the materials in the agreed form confirming the accuracy of certain information contained in the Prospectus, the Press Announcement, the Presentation Materials and any Supplementary Prospectus and including copies of the documents referred to therein and a schedule of forward-looking statements and statements of directors’ belief and expectation contained in the Prospectus, the Press Announcement, the Presentation Materials and any Supplementary Prospectus;
Warranties means the representations, warranties and undertakings set out in Clause 11 and Schedule 3 and Warranty shall be construed accordingly;
Working Capital Memorandum means the cash flow and working capital memorandum prepared by the Company, in the agreed form, relating to the Group, dated the Publication Date; and

Working Capital Report means the cash flow and working capital report prepared by the Auditors in the agreed form relating to the Group for the period to 30 November 2011 and dated the Publication Date.
1.2	In this Agreement unless the context otherwise requires:

(a)	a reference to certificated or certificated form in relation to a share or other security is a reference to a share or other security title to which is recorded on the relevant register of the share or other security as being held in certificated form;

(b)	a reference to uncertificated or uncertificated form in relation to a share or other security is a reference to a share or other security title to which is recorded on the relevant register of the share or other security as being held in uncertificated form, and title to which, by virtue of the Regulations, may be transferred by means of CREST;

(c)	words and expressions defined in the Companies Act shall bear the same meaning, including, for the avoidance of doubt, holding company, subsidiary undertaking and subsidiary;

(d)	headings are for convenience only and shall not affect the construction of this Agreement;

(e)	any reference to an enactment is a reference to it as from time to time amended, consolidated or re enacted (with or without modification) (but, in the case of any amendment, consolidation or re-enactment effected after the date of Admission, only insofar as it applies in relation to a period before Admission and provided that no such amendment, consolidation or re-enactment shall increase or extend the liability of any party to this Agreement) and includes all instruments or orders made under the enactment;

(f)	references in this Agreement to any document expressed to be in the agreed form means a document in the form initialled, for the purpose of identification only, by Company’s Counsel and Banks’ Counsel, or as otherwise expressly confirmed as being in the agreed form by communications between the Banks’ Counsel and the Company’s Counsel, subject to any changes which the Company and the Joint Bookrunners may agree in writing;

(g)	any reference to recitals, clauses and schedules are to recitals, clauses and schedules to this Agreement, and references to paragraphs are to paragraphs in the schedule in which such references appear, and the schedules to this Agreement form part of the Agreement;

(h)	each reference in this Agreement to the Joint Sponsors (or either of them), the Joint Global Co-ordinators (or any of them), the Joint Bookrunners (or any of them) or the Underwriters (or any of them), by any description or in any capacity, includes a reference to it in each other capacity in which it may act pursuant to this Agreement or otherwise expressly confirmed with the agreement of the Company in connection with the Rights Issue;

(i)	any reference to the Joint Sponsors, the Joint Global Co-ordinators, the Joint Bookrunners and/or the Underwriters approving or agreeing the form of a Relevant Document, shall be a reference to such approval or agreement being given solely for the purposes of this Agreement; and

(j)	unless otherwise stated, references to time are references to London time.
2. Conditions
2.1 The Banks’ respective obligations under this Agreement (save for the obligations of the Joint Sponsors under Clause 3.6) are conditional on:
(a)	the Company having complied with all of its obligations and undertakings under this Agreement and under the terms and conditions of the Rights Issue which fall to be performed or satisfied prior to Admission and which, in any such case, all of the Joint Bookrunners consider (acting in good faith) to be, singly or in the aggregate, material in the context of the Group, the Rights Issue or Admission;

(b)	publication of both the Press Announcement and the Preliminary Results Announcement through a Regulatory Information Service by no later than 7.00 a.m. on the date of this Agreement;

(c)	approval of the Prospectus as a prospectus by the UK Listing Authority and the Prospectus being filed with the FSA in accordance with the Prospectus Rules and the FSMA by no later than 2.00 p.m. on the Publication Date and made available to the public by no later than 5.00 p.m. on the Publication Date;

(d)	the posting of the Provisional Allotment Letters to Qualifying Non-CREST Shareholders (other than Untraceable Shareholders) and the sending of a CREST instruction to credit the CREST accounts of Qualifying CREST Shareholders as contemplated in the Prospectus and in accordance with Clause 4.6;

(e)	the Warranties on the part of the Company contained in this Agreement being true and accurate in all respects and not misleading in any respect on and as of the date of this Agreement and at all times before Admission as if they had been repeated by reference to the facts and circumstances then existing;

(f)	(i) no event referred to in section 87G(1) of the FSMA arising between the time of publication of the Prospectus and Admission, and (ii) no Supplementary Prospectus being published by or on behalf of the Company before Admission, in each case which all of the Joint Bookrunners consider (acting in good faith) to be, singly or in the aggregate, material in the context of the Group, the Rights Issue or Admission;

(g)	Admission occurring not later than 8.00 a.m. on 26 May 2010 or such later time and/or date (not later than 1 June 2010) as the Company may agree with the Joint Bookrunners;

(h)	each condition to enable the Nil Paid Rights and the Fully Paid Rights to be admitted as a Participating Security in CREST (other than Admission) being satisfied on or before the Publication Date;

(i)	delivery of all the documents referred to in Parts A, B, C, and D (if relevant and if prior to Admission) of Schedule 2 by the Company to the Banks’ Counsel (on behalf of each of the Banks) by the dates and times envisaged therein;

(j)	in the opinion of all of the Joint Bookrunners (acting in good faith), there having been no Material Adverse Change at any time prior to Admission;

(k)	in the opinion of all of the Joint Bookrunners (acting in good faith), there being no information in the Prospectus (and/or in any other publication or announcement issued or to be issued by the Company on or after the date of this Agreement but prior to or at the same time as publication of the Prospectus) that is material in the context of the Group, the Rights Issue or Admission that is not contained in the Draft Prospectus and there being no other material (in the foregoing context) differences between the Prospectus and the Draft Prospectus; and

(l)	delivery of the Annual Report to the FSA’s document viewing facility prior to the Prospectus having been approved by the UK Listing Authority and following such delivery, notification to a Regulatory Information Service of such delivery by no later than close of business on the Publication Date.
2.2 The Joint Bookrunners may, in their absolute discretion and subject to such conditions as they consider appropriate, acting jointly:
(a)	extend the time or date for satisfaction of any condition set out in Clause 2.1, in which case a reference in this Agreement to the satisfaction of such condition shall be to its satisfaction by the time or date as so extended; or

(b)	waive the satisfaction of any such condition, other than those conditions in Clauses 2.1(c) and 2.1(g) in whole or in part, by giving written notice to the Company. For the avoidance of doubt, the rights of the Joint Bookrunners under this Clause 2.2:
(i)	may be exercised by the Joint Bookrunners, acting jointly, and except where provided otherwise herein, for whatever reason or on whatever basis that they consider to be practicable, appropriate or advisable to them; and

(ii)	are conferred on the Joint Bookrunners, and may be exercised by the Joint Bookrunners, acting jointly, in their respective capacities as such, and not in any representative or fiduciary capacity.
2.3 If any condition set out in Clause 2.1 is not satisfied (or waived by the Joint Bookrunners, acting jointly, in their absolute discretion, in accordance with Clause 2.2), or becomes incapable of being satisfied, by the required time and date therefor then (following consultation with the Company to the extent practicable):
(a)	each of the Joint Sponsors, for itself in its capacity as sponsor only, shall be entitled to terminate this Agreement insofar as it relates to the obligations of such Joint Sponsor in its capacity as sponsor and, in the event of such termination, the obligations of such Joint Sponsor in its capacity as sponsor under this Agreement shall cease and determine, without prejudice to any liability for any prior breach of this Agreement (including, without limitation, breach of any of the representations, warranties and undertakings contained herein); and
(b)	in the event of such termination, a terminating Joint Sponsor, for itself in its capacity as sponsor only, shall be entitled to require (and shall require) the other parties to remove or procure the removal of its name and all references to it from any application made to the UK Listing Authority and/or the London Stock Exchange, in connection with Admission, and if both of the Joint Sponsors (each in their capacity as sponsor) exercise their right to terminate, such application shall be withdrawn.
2.4 If any condition set out in Clause 2.1 is not satisfied (or waived by the Joint Bookrunners, acting jointly, in their absolute discretion, in accordance with Clause 2.2), or becomes incapable of being satisfied, by the required time and date therefor then (following consultation with the Company to the extent practicable):
(a)	each of the Joint Bookrunners shall be entitled to terminate this Agreement in its entirety and, in the event of such termination, the obligations of all of the parties (save for the obligations and agreements of the Company (where applicable) under Clauses 10.5, 11 (other than 11.10), 12, 13, 14, 16 and 19 to 28 inclusive and each other provision necessary for a party to enforce those Clauses) under this Agreement shall cease and determine, without prejudice to any liability for any prior breach of this Agreement (including, without limitation, breach of any of the Warranties contained herein);

(b)	the Company shall announce, in terms agreed with the Joint Bookrunners and as soon as practicable following such agreement, that the Rights Issue has not become unconditional and will not take place, and that this Agreement has terminated; and

(c)	subject to Clause 2.4(b), the Company shall not (and the Company shall use all reasonable endeavours to procure that no member of the Group will) for a period of 90 days following such time and date circulate, distribute, publish, issue or make (nor authorise any other person to circulate, distribute, publish, issue or make) any press or other public announcement or any advertisement, statement or communication which names or references the circumstances of termination or the Banks in any manner whatsoever, without having received the prior written consent of the Joint Bookrunners to the release of the press or other public announcement, advertisement, statement or communication (such consent not to be unreasonably withheld or delayed and it being acknowledged by the Banks that this Clause 2.4(c) will not prevent the Company from issuing or making any announcement in order to comply with law or regulation, provided that the Company shall have consulted with the Joint Bookrunners in relation thereto, to the extent reasonably practicable, and taken into account their reasonable requirements), provided that, for the avoidance of doubt, the obligations of the Banks under this Agreement shall not remain subject to any of the conditions set out in this Clause 2 nor be capable of termination at any time after Admission.

2.5 The Company shall use all reasonable endeavours to procure that each of the conditions referred to in Clause 2.1 is satisfied within the relevant time.
3. Application for listing, admission to trading and to CREST
3.1 The Company undertakes to apply to:
(a)	the UK Listing Authority for admission of the New Shares to the Official List;

(b)	the London Stock Exchange for admission to trading of the New Shares (nil paid and fully paid) on the London Stock Exchange’s main market for listed securities; and

(c)	Euroclear for admission of each of the Nil Paid Rights and Fully Paid Rights as a Participating Security in CREST.
The Company shall use all reasonable endeavours to obtain permission: (a) for the admission of the New Shares to the Official List; (b) for admission to trading of the New Shares on the London Stock Exchange’s main market for listed securities (subject only to the allotment of the New Shares); and (c) for admission of each of the Nil Paid Rights and Fully Paid Rights as a Participating Security in CREST (subject only to Admission) as soon as practicable and, in any event, prior to the Publication Date.
3.2 The Company undertakes to apply for formal approval of the Prospectus for the purposes of, and in accordance with, the Listing Rules and the Prospectus Rules and shall use all reasonable endeavours to obtain such approval as soon as practicable and in any event before despatching the Prospectus.
3.3 The Company shall supply all information, give all undertakings, execute all documents, pay all fees and do or procure to be done all things in each case as may be necessary or required: (a) by the UK Listing Authority and/or the London Stock Exchange for the purposes of obtaining formal approval of the Prospectus and obtaining Admission; or (b) to comply with the Listing Rules, the Prospectus Rules the Admission and Disclosure Standards, the FSMA and the Companies Act; or (c) by Euroclear for the purposes of obtaining permission for the admission of the Nil Paid Rights and the Fully Paid Rights as a Participating Security in CREST.
3.4 The Company shall notify the Joint Bookrunners immediately of any matter referred to in section 87G(1) of the FSMA which arises between the time that the Prospectus is formally approved by the UK Listing Authority and 11.00 a.m. on the Acceptance Date. The Company shall deal with every such matter in accordance with section 87G of the FSMA, the Listing Rules and the Prospectus Rules and the Company shall not publish or cause to be published any Supplementary Prospectus: (i) without having previously consulted with the Joint Bookrunners and taken into account their reasonable requirements; and (ii) which names or references the Banks in any manner whatsoever without the prior written consent of the Joint Bookrunners.
3.5 The Company shall procure (to the extent that it lies in its power to do so) to be communicated or delivered to the Joint Bookrunners all such information and documents (signed by the appropriate person where so required) as the Joint Bookrunners may reasonably require to enable them to discharge their obligations hereunder and pursuant to or in connection with obtaining Admission, the Rights Issue or as may be required to comply with the requirements of the FSMA, the FSA or the London Stock Exchange.
3.6 Each Joint Sponsor shall use its reasonable endeavours to provide to the Company such assistance as the Company shall reasonably request in connection with the procedural steps required for the performance of the obligations of the Company set out in Clauses 2.1(c) and 2.1(g).
3.7 If, as a result of its obligations pursuant to this Agreement, any Underwriter prima facie becomes subject to an obligation to make a mandatory offer for the Company under the City Code, the Company agrees to support an application to the Panel for a waiver thereof (whether pursuant to note 7 to Rule 9.1 of the City Code or otherwise).
4. Approval, release and delivery of documents
4.1 The Company confirms to the Banks that a meeting or meetings of the Board or a duly authorised committee of the Board has been held which has:
(a)	authorised the Company to enter into and perform its obligations under this Agreement, the Option Agreement, the Subscription and Transfer Agreement and the Receiving Agent Agreement;

(b)	approved the form and release of the Press Announcement and the Preliminary Results Announcement;

(c)	approved the form of the Prospectus, the Provisional Allotment Letters, the Annual Report, the Presentation Materials, and taken responsibility for and authorised and approved the form and publication of the Prospectus, the Provisional Allotment Letters, the Annual Report, the Form 20-F and each of the other Relevant Documents, as appropriate;

(d)	approved the making of the Rights Issue;

(e)	approved the making of the applications for Admission;

(f)	approved the making of an application to Euroclear for admission of each of the Nil Paid Rights and the Fully Paid Rights as a Participating Security in CREST; and

(g)	authorised all necessary steps to be taken by the Company in connection with each of the above matters.
4.2 Before the Press Announcement is released, the Company shall deliver, or procure the delivery of, the documents referred to in Part A of Schedule 2 to the Banks’ Counsel (on behalf of each of the Banks).
4.3 The Company shall procure delivery of the Press Announcement and the Preliminary Results Announcement to a Regulatory Information Service for release not later than 7.00 a.m. on the date of this Agreement (or such later time and/or date as the Company and the Joint Bookrunners may agree) and authorises the Joint Bookrunners to deliver the Press Announcement and/or the Preliminary Results Announcement to any potential sub-underwriters of the New Shares. The Company shall procure delivery of the Annual Report to the FSA’s document viewing facility upon the Prospectus having been approved by the UK Listing Authority and following such delivery shall, no later than close of business on the Publication Date, notify a Regulatory Information Service of such delivery.
4.4 Before publishing and despatching the Prospectus, the Company shall deliver, or procure the delivery of, the documents referred to in Part B of Schedule 2 to the Banks’ Counsel (on behalf of each of the Banks).
4.5 Subject only to the UK Listing Authority having formally approved the Prospectus for the purpose of the Listing Rules and the Prospectus Rules, the Company shall:
(a)	make the Prospectus available in accordance with paragraph 3.2 of the Prospectus Rules and make available to the Banks such number of copies of the Prospectus as they may reasonably require; and

(b)	despatch the Prospectus to such Ordinary Shareholders who have requested hard copies of the Prospectus other than, save as may be agreed with the Joint Bookrunners, the Excluded Shareholders or their agents or intermediaries (except where the Company and the Joint Bookrunners are satisfied that such action would not result in the contravention of any registration or other legal requirement in any jurisdiction);

(c)	publish the Prospectus; and

(d)	procure the passporting of the Prospectus to Cyprus, France, Germany, Greece, the Republic of Ireland, Malta, the Netherlands and Spain.
in each case, on the Publication Date.
4.6 The Company shall procure that:
(a)	the Provisional Allotment Letters are despatched to Qualifying Non-CREST Holders other than: (i) the Untraceable Shareholders; and (ii) Excluded Shareholders or their agents or intermediaries, except where the Company and the Joint Bookrunners are satisfied that such action would not result in the contravention of any registration or other legal requirement in any jurisdiction, by the last post on the Publication Date (or such later date as may be agreed with the Joint Bookrunners in writing);

(b)	the Registrar instructs Euroclear to credit the stock accounts in CREST of Qualifying CREST Holders other than Qualifying CREST Holders with a registered address in one of the Excluded Territories or their agents or intermediaries, except where the Company and the Joint Bookrunners are satisfied that such action would not result in the contravention of any registration or other legal requirement in any jurisdiction, with their entitlements to Nil Paid Rights so that they are credited at 8.00 a.m. on the first Dealing Day after the Publication Date (or such later date as may be agreed with the Joint Bookrunners in writing);

(c)	no copies of the Prospectus or the Provisional Allotment Letters shall be posted to Excluded Shareholders nor shall the stock accounts in CREST of Qualifying CREST

Holders with a registered address in one of the Excluded Territories be credited with Nil Paid Rights unless they have either: (i) supplied the Company with an address in the United Kingdom for the giving of notices to them; or (ii) otherwise established to the satisfaction of the Company and the Joint Bookrunners that: (a) in the case of Ordinary Shareholders in the United States, they are Qualifying US Shareholders; or (b) in the case of other Excluded Shareholders, they make take up their entitlements to the New Shares in accordance with an applicable exemption from local securities laws;

(d)	the Prospectus and the Provisional Allotment Letter shall specify to the reasonable satisfaction of the Joint Bookrunners such procedures to ensure that the Nil Paid Rights and the Fully Paid Rights are not taken up by or for the account or benefit of any person resident in the United States; provided, however, that such procedures may permit such persons who are Qualifying US Shareholders to take up their rights upon delivery of an Investor Letter to the Company and the Joint Bookrunners; and

(e)	the Provisional Allotment Letters shall specify to the reasonable satisfaction of the Joint Bookrunners procedures to ensure that the Nil Paid Rights and Fully Paid Rights are not taken up by or for the account or benefit of any person resident in the United States; provided however that such procedures may permit Qualifying US Shareholders to take up their rights pursuant to an Investor Letter.
For the avoidance of doubt, the fact of the Prospectus and the Provisional Allotment Letter having been initialled for the purpose of identification by Company’s Counsel and Banks’ Counsel, or having otherwise been evidenced as being in the agreed form by communications between the Banks’ Counsel and the Company’s Counsel, will constitute evidence of the satisfaction of the Joint Bookrunners as to the matters referred to in (d) and (e) above.
4.7 No later than the date of this Agreement, the Company shall give the Settlement Bank an undated letter from the Company to Euroclear confirming that each condition to enable each of the Nil Paid Rights and the Fully Paid Rights to be admitted as a Participating Security in CREST has been satisfied. Immediately after Admission, the Settlement Bank shall date the letter and deliver it to Euroclear.
4.8 The Company undertakes to procure that as soon as practicable on the Publication Date the relevant announcements referred to in paragraphs 9.5.5R and 9.6.4R of the Listing Rules shall be lodged with a Regulatory Information Service as required by such paragraphs.
4.9 Prior to Admission, the Company shall deliver, or procure the delivery of, the documents referred to in Part C of Schedule 2 to Banks’ Counsel (on behalf of each of the Banks).
4.10 Before despatching and publishing any Supplementary Prospectus, the Company shall deliver, or procure the delivery of, the documents referred to in Part D of Schedule 2 to the Bank’s Counsel (on behalf of each of the Banks).
4.11 On or prior to the Time of Procurement, the Company shall deliver, or procure the delivery of, the documents referred to in Part E of Schedule 2 to the Bank’s Counsel (on behalf of each of the Banks).

4.12 On or prior to 7.00 a.m. on the Settlement Date, the Company shall deliver, or procure the delivery of, the documents referred to in Part F of Schedule 2 to the Bank’s Counsel (on behalf of each of the Banks).
5. Appointments
5.1 The Company confirms its appointment of [•] and [•] as joint sponsors in connection with the proposed Admission of the New Shares.
5.2 The Company confirms that the appointments in Clause 5.1 confers on each of the Joint Sponsors all powers, authorities and discretions which are necessary for, or incidental to, the performance of its function as Joint Sponsor (including the power to appoint sub agents or to delegate any of its powers, authorities or discretions to such of its affiliates as the Joint Sponsor deems appropriate and/or to such non-affiliates as the Joint Sponsor deems appropriate and to whom the Company consents (such consent not to be unreasonably withheld or delayed). The Company will ratify and confirm all actions which either of the Joint Sponsors and its sub-agents and delegates lawfully and properly take on behalf of the Company pursuant to this appointment.
5.3 The Company acknowledges and agrees that none of the Banks are responsible for and has not authorised and will not authorise the contents of the Prospectus, any Supplementary Prospectus or any other Relevant Document and that none of the Banks has been requested to verify, nor are, nor shall be, responsible for verifying, the accuracy, completeness or fairness of any information in any of the Relevant Documents (or any supplement or amendment to any of the foregoing).
5.4 The Company consents to each of the Joint Sponsors disclosing to the FSA, at any time before or after Admission, any information which the relevant Joint Sponsor in its absolute discretion deems to relate to the Company and to address non-compliance with the Listing Rules and/or the Disclosure Rules and Transparency Rules in connection with the Rights Issue provided that where such Joint Sponsor believes it to be permitted by applicable law or regulation and reasonably practicable such Joint Sponsor notifies the Company prior to making, and consults as to the timing and manner of, such disclosure.
5.5 The Company irrevocably authorises each of the Banks to give to the Registrar and/or Euroclear any instructions consistent with this Agreement and/or the Relevant Documents that it reasonably considers to be necessary for, or incidental to, the performance of its functions as joint sponsor, joint bookrunner, joint global co-ordinator or underwriter (as the case may be) in connection with the Rights Issue, Admission and the application for New Shares to be transferred through and held in dematerialised form through CREST.
5.6 The Company acknowledges that the Joint Sponsors’ responsibilities as sponsors pursuant to the Listing Rules are owed solely to the FSA and that agreeing to act as sponsor does not of itself extend any duties or obligations to any one else, including the Company.
5.7 The Company undertakes to each Joint Bookrunners that it will at any time from the date of this Agreement provide to the Joint Bookrunners all information and assistance and do or procure anything to be done that may be reasonably requested by the Joint Boookrunners or that may be required by the Joint Bookrunners to satisfy their obligations under, or in connection with the Rights Issue, the Listing Rules, the Prospectus Rules and the Disclosure Rules and Transparency Rules including (without limitation) to satisfy its obligations to, and comply with the requirements of, the FSA and the London Stock Exchange and all applicable laws and regulations in connection with the Rights Issue and the Company’s applications for Admission and to provide to the FSA any information or explanation that the FSA may reasonably require for the purpose of verifying whether the Listing Rules, the Prospectus Rules and/or the Disclosure Rules and Transparency Rules are being, and have been complied with by the Joint Bookrunners and/or by the Company.
5.8 The Company confirms the appointment of each of the Joint Bookrunners as a joint bookrunner to the Rights Issue and each Joint Bookrunner confirms its acceptance of this appointment upon and subject to the terms and conditions set out in this Agreement.
5.9 The Company confirms that the appointments in Clause 5.8 confer on each of the Joint Bookrunners all powers, authorities and discretions which are necessary for, or incidental to, the performance of its functions as joint bookrunner (including the power to appoint sub agents or to delegate any of its powers, authorities or discretions to such of its affiliates as the Joint Bookrunner deems appropriate and/or to such non-affiliates as the Joint Bookrunner deems appropriate and to whom the Company consents (such consent not to be unreasonably withheld or delayed). The Company will ratify and confirm all actions which a Joint Bookrunner and its sub-agents and delegates lawfully and properly take pursuant to this appointment.
5.10 The Company confirms the appointment of each of the Joint Global Co-ordinators as a global co-ordinator to the Rights Issue and each Joint Global Co-ordinator confirms its acceptance of this appointment upon and subject to the terms and conditions set out in this Agreement.
5.11 The Company confirms that the appointments in Clause 5.10 confer on each of the Joint Global Co-ordinators all powers, authorities and discretions which are necessary for, or incidental to, the performance of its functions as joint global co-ordinator (including the power to appoint sub agents or to delegate any of its powers, authorities or discretions to such of its affiliates as the Joint Global Co-ordinator deems appropriate and/or to such non-affiliates as the Joint Global Co-ordinator deems appropriate and to whom the Company consents (such consent not to be unreasonably withheld or delayed). The Company will ratify and confirm all actions which a Joint Global Co-ordinator and its sub-agents and delegates lawfully and properly take pursuant to this appointment.
5.12 The Company will provide the Receiving Agent with all necessary authorisations and information to enable the Receiving Agent to perform its duties in connection with the Rights Issue.
6. Allotment
6.1 Subject to the UK Listing Authority having granted permission for the New Shares to be admitted to the Official List and the London Stock Exchange having granted permission for the New Shares (nil paid and fully paid) to be admitted to trading on its main market for listed securities the Company shall provisionally allot the New Shares (nil paid) on the Publication Date to all Qualifying Shareholders at the Issue Price pursuant to a resolution of the Board. The allotment of the New Shares shall be made upon the terms and subject to the conditions set out in the Prospectus and to be set out in the Provisional Allotment Letter (to the extent that New Shares are to be allotted in certificated form) and on the basis referred to in Clause 6.3. New Shares representing the aggregate of fractions of New Shares shall be provisionally allotted as directed by the Joint Bookrunners and dealt with in accordance with Clause 7.
6.2 The Company may only exercise its right in paragraph 2.2.8 of Part III of the Prospectus in relation to Qualifying CREST Holders to allot and issue the Nil Paid Rights, the Fully Paid Rights or the New Shares in certificated form if it has first obtained the Joint Bookrunners’ written consent (such consent not to be unreasonably withheld or delayed).
6.3 By not later than 7.00 a.m. on the first Dealing Day after the Acceptance Date the Company will confirm the provisional allotments of the New Shares which have been taken up pursuant to a resolution of the Board and cancel the provisional allotments of the New Shares which have not been taken up. By not later than the third Dealing Day after the Acceptance Date, the Company will allot a number of New Shares equal to the number of New Shares for which provisional allotments were not taken up in favour of the persons who, pursuant to Clauses 8.4 and/or 9.1, are to subscribe for such New Shares, pursuant to a resolution of the Board. The consideration received by the Company for the issue and allotment of the New Shares to Qualifying Shareholders and subscribers procured by the Joint Bookrunners shall be the transfer of the Newco Ordinary Shares and Newco Preference Shares by the Newco Subscriber to the Company in accordance with the Subscription and Transfer Agreement.
6.4 In the event of any Section 87G Matter (as defined in Clause 6.5) arising after publication of the Prospectus and prior to 11.00 a.m. on the Acceptance Date:
(a)	where a Supplementary Prospectus is (or is to be) issued two or fewer Business Days prior to the Acceptance Date, the Joint Bookrunners may give notice to the Company of an extension to the timetable for the Rights Issue, such that the timetable for the Acceptance Date shall be extended to the date which is three Business Days after the date of issue of the relevant Supplementary Prospectus (or such later date as agreed between the Company and the Joint Bookrunners) in which case Clauses 6.4(b) and (c) below shall apply;

(b)	the periods within which the Banks shall be required to perform their obligations under this Agreement which are due for performance after the Acceptance Date shall be extended mutatis mutandis and the Company shall make a public announcement, at the request of the Joint Bookrunners and at a time and in a form satisfactory to them (acting reasonably), of the extension of the timetable for the Rights Issue; and

(c)	the Company shall execute such documents and do such acts and things as are reasonably necessary for the purpose of giving full effect to the extension of the timetable for the Rights Issue as contemplated by Clause 6.4(a) above.
6.5 For the purpose of Clause 6.4, a Section 87G Matter means any matter referred to in Section 87G of the FSMA which arises between the time that the Prospectus is formally approved by the FSA and 11.00 a.m. on the Acceptance Date.

6.6 The New Shares, when issued and fully paid, will rank pari passu in all respects with the existing issued Ordinary Shares, save for the right to receive the final dividend of 24.84 pence per Ordinary Share proposed to be paid in respect of the financial year ended 31 March 2010, and will be free from all liens, charges, encumbrances and equitable interests.
7. Placing of fractional entitlements
7.1 Immediately following the close of business on the Publication Date, the Company shall inform each of the Joint Bookrunners of the number of New Shares representing the aggregate of fractional entitlements. The Joint Bookrunners shall (acting as agents for the Company) use their reasonable endeavours to procure that all or as many as is reasonably practicable of those Nil Paid Rights in respect of such New Shares are placed through the London Stock Exchange at a premium in excess of the expenses of placing (including, without limitation, any applicable brokerage and commissions and any irrecoverable VAT) as soon as practicable prior to 11.00 a.m. on the Acceptance Date.
7.2 The Settlement Bank shall as soon as practicable inform the Company and the Receiving Agent of the number of New Shares to be issued to placees procured pursuant to Clause 7.1 (and specifying the number requested to be issued in certificated form and the number requested to be issued in uncertificated form). As soon as reasonably practicable after the Settlement Bank shall have so notified the Company:
(a)	the Company shall deliver to the Settlement Bank, or as it shall direct, nil paid split Provisional Allotment Letters in respect of those Nil Paid Rights so issued which placees have requested to receive in certificated form, in the names and denominations required by them; and

(b)	the Company shall procure that the Receiving Agent instructs Euroclear to credit the stock accounts in CREST (notified by the Settlement Bank) with the number of Nil Paid Rights that they require in respect of those Nil Paid Rights so placed which placees have requested to receive in uncertificated form, and after the Company has complied with its obligations in Clauses 7.2(a) and 7.2(b), the Settlement Bank shall forthwith account to the Receiving Agent for the net proceeds of the placing of those Nil Paid Rights that have been placed and the Company shall ensure that the net proceeds of sale are dealt with in accordance with Clause 7.3.
7.3 It shall be a term of each placing referred to in Clause 7.1 that the proceeds of that placing shall be paid to the Transaction Bank Account.
7.4 The Joint Bookrunners shall have absolute discretion to procure such placees of Nil Paid Rights as they think fit and to determine the number of Nil Paid Rights with which each such placees is issued.
7.5 If the Nil Paid Rights referred to in Clause 7.1 have not been placed by the time set out in Clause 7.1, they shall be dealt with in accordance with Clause 8 and Clause 9 (to the extent relevant) as if they were New Shares not taken up. Any net proceeds of placing in respect of such Nil Paid Rights receivable by the Joint Bookrunners pursuant to Clause 8.4 or payable by the Joint Bookrunners pursuant to Clause 9.2 will be paid to the Transaction Bank Account.
8. Underwritten Shares not taken up
8.1 If, by 11.00 a.m. on the Acceptance Date, all the Underwritten Shares shall have been taken up, or are subsequently deemed to have been taken up pursuant to Schedule 1, the Underwriters’ obligations under Clauses 8 and 9 shall cease forthwith.
8.2 Whether or not any Underwritten Shares shall have been taken up shall be determined in accordance with the provisions of Schedule 1 and the parties agree to give effect to the provisions of Schedule 1.
8.3 By not later than 7.00 a.m. on the Business Day following the Acceptance Date, the Company will (or will procure that the Receiving Agent will) notify the Joint Bookrunners in writing of the number of Underwritten Shares which have not been taken up.
8.4 The Joint Bookrunners will severally endeavour to procure subscriber(s) for New Shares equivalent to the number of Underwritten Shares which are not taken up (or, at their discretion, for so many of the New Shares in respect of which subscribers can be found) upon the terms (in so far as the same are applicable) of the Prospectus and the Provisional Allotment Letter as soon as reasonably practicable and in any event by not later than 4.30 p.m. on the second Dealing Day after the Acceptance Date if an amount which is not less than the total of the Issue Price multiplied by the number of such New Shares for which subscriber(s) are able to be so procured and the expenses of procurement (including any applicable brokerage and commissions and amounts in respect of VAT which are not recoverable) can be obtained. Any subscribers so procured by the Joint Bookrunners shall subscribe for the New Shares at the Issue Price and any amount in excess of the Issue Price shall be paid by the subscriber and received by the Settlement Bank on the basis that the same shall be applied in meeting the Joint Bookrunners’ expenses of procuring such subscription (including any applicable brokerage and commissions and amounts in respect of VAT which are not recoverable) and that any balance remaining shall be received as agent for and payable to non-accepting Qualifying Shareholders in accordance with Clause 8.7. The Joint Bookrunners shall not be obliged to endeavour to procure such subscriber(s) and may, at any time on or after the Acceptance Date, cease or decline to endeavour to procure any such subscriber(s) if, in their opinion, it is unlikely that any such subscriber(s) can be so procured by such time and on the terms referred to above, or if the procurement of subscribers would give rise to a breach of law, whereupon the Joint Bookrunners shall not be under any obligation to endeavour to procure any such subscriber(s) pursuant to this Clause 8.4.
8.5 Each Joint Bookrunner severally agrees to comply with the terms of the Selling Restrictions in seeking to procure subscribers for the purpose of Clause 8.4. Subject to compliance with the Selling Restrictions, each Joint Bookrunner shall have absolute discretion to use its reasonable endeavours to procure such subscribers in the manner and otherwise as it thinks fit. The Joint Bookrunners shall, by agreement between themselves, determine the number of New Shares which each such subscriber subscribes for.

8.6 The Settlement Bank shall:
(a)	by not later than the third Dealing Day after the Acceptance Date inform the Company of the number of New Shares to be issued in each of certificated form and uncertificated form to subscribers procured pursuant to Clause 8.4; and

(b)	in respect of the amounts received by the Settlement Bank in accordance with Clause 8.4 (and after deduction of the expenses of procuring subscribers, including amounts in respect of VAT which are not recoverable), by not later than the fifth Dealing Day after the Acceptance Date (such date to be the Settlement Date) procure payment to:
(i)	the Transaction Bank Account of the Issue Price (in accordance with the terms of the Receiving Agent’s Agreement) in respect of the New Shares for which subscribers are procured pursuant to Clause 8.4; and

(ii)	the Receiving Agent (in accordance with the terms of the Receiving Agent’s Agreement) on behalf of the persons, and in the proportions, referred to in Clause 8.7 of the balance, against the issue of (a) New Shares in certificated form in such names and denominations as specified by the Settlement Bank pursuant to Clause 8.6(a) in respect of the New Shares to be issued in certificated form; and (b) New Shares in uncertificated form by Euroclear crediting the Joint Bookrunners’ (or their nominees’) stock accounts in CREST (in each case as nominee for the subscribers for the New Shares) (notified by the Settlement Bank) with the number of New Shares specified by the Settlement Bank pursuant to Clause 8.6(a) in respect of the New Shares to be issued in uncertificated form.
8.7 The Company shall procure that the Receiving Agent makes payment of the amount received by the Receiving Agent pursuant to Clause 8.6(b)(ii) to the non-accepting Qualifying Shareholders to whom New Shares were provisionally allotted pro rata to their lapsed provisional entitlements as soon as practicable after receipt (save that individual amounts of less than £5.00 will not be so paid but will be paid to the Transaction Bank Account). If the Nil Paid Rights were in certificated form when they lapsed, such payment shall be made to the person whose name and address appears on page one of the Provisional Allotment Letter relating to those Nil Paid Rights. If the Nil Paid Rights were in uncertificated form when they lapsed, such payment shall be made to the person registered as the holder of those Nil Paid Rights when they were disabled in CREST.
8.8 No Joint Bookrunner shall be responsible, whether to the Company, any Qualifying Shareholder, any other shareholder or otherwise, for any loss or damage to any person arising from any such transactions as are mentioned in this Clause 8 or for any insufficiency or alleged insufficiency of any dealing price at which subscribers for Nil Paid Rights and New Shares may be procured by it or for the timing of any such subscription or for any determination by that Joint Bookrunner to cease or decline to endeavour to procure such subscribers save to the extent that such loss or damage is finally judicially determined to have resulted from the fraud or wilful default of such Joint Bookrunner.

9. Underwriting
9.1 If and to the extent that the Joint Bookrunners are unable to procure subscribers in accordance with Clause 8.4, the Underwriters, each as underwriter, shall procure subscribers or themselves subscribe for, by direct issue at the Issue Price, the Underwritten Shares not otherwise taken up and for which subscribers are not procured under Clause 8.4. The obligations of the Underwriters in this Clause 9.1 are several and not joint or joint and several and each Underwriter shall be responsible only for its proportionate share of the Underwritten Shares not otherwise taken up as set out in Schedule 6 (the Due Proportions) and for the avoidance of doubt no Underwriter shall have any liability or obligation in respect of any default by another.
9.2 Each Underwriter shall, not later than the close of business on the fifth Dealing Day after the Acceptance Date, pay, or procure payment of, the Issue Price for the New Shares subscribed for by it under Clause 9.1 (or for which it, or anyone on its behalf, has procured subscribers) to the Transaction Bank Account against credit of fully paid securities representing those New Shares to the uncertificated securities account of such Underwriter as notified by it to the Company and the Receiving Agent. Upon compliance with this Clause 9.2 by the relevant Underwriter, that Underwriter will be under no further liability to the Company, in respect of its obligations under Clause 9.1.
9.3 Any subscription for New Shares under Clause 8.4 or Clause 9.1 will be made on the terms and conditions and on the basis of the information contained in the Prospectus and the Provisional Allotment Letters (except as regards the time and method for acceptance and payment) so far as they are applicable, subject to the memorandum and articles of association of the Company and, in the case of any subscription under Clause 9.1, on the terms of this Agreement. The consideration received by the Company for the issue and allotment of the New Shares shall be the transfer of certain Newco Ordinary Shares and Newco Preference Shares by the Newco Subscriber to the Company in accordance with the Subscription and Transfer Deed.
9.4 The Company acknowledges and agrees that the Joint Bookrunners and the Underwriters may exercise any and all rights against subscribers for the New Shares procured by the Joint Bookrunners and/or the Underwriters pursuant to Clauses 8.4 and 9.1 in respect of failure to pay for any New Shares.
9.5 The Joint Bookrunners may, at their absolute discretion, arrange for the Rights Issue to be sub-underwritten either through entities pertaining to their respective groups or third parties outside their respective groups.
9.6 Each Joint Bookrunner undertakes to the Company to:
(a)	consult with the Company on the identity of persons with whom it proposes to enter into sub-underwriting letters and to offer sub-underwriting participation to a list of potential sub-underwriters (such list having been agreed with the Company prior to the date hereof, which list shall, for the avoidance of doubt, constitute a non-exclusive list of potential sub-underwriters). However, it is agreed that, subject to having offered sub-underwriting participations to the potential sub-underwriters on the aforementioned list, the final decision as to the identity of any sub-underwriters shall be for the Joint Bookrunners; and

(b)	procure that the sub-underwriting letters into which it enters contain undertakings by the relevant sub-underwriter in a substantially similar form to that in Clauses 9.7 and 9.8 (save that there shall not be scope for a sub-underwriter to seek consent of the Company) provided such letters may in addition include exceptions for:
(i)	short selling activity in the ordinary course of business, either by a fund managed by the relevant sub-underwriter or the relevant sub-underwriter’s fund manager which has not entered into a sub-underwriting commitment, or on a different trading book from the sub-underwriter’s sub-underwriting commitment, provided that the resultant short position is not closed out directly or indirectly using shares subscribed for by the sub-underwriter by way of fulfilment of the sub-underwriting commitment;

(ii)	short selling activity to delta hedge existing positions in convertible bonds or derivatives related to the Ordinary Shares; and

(iii)	selling Ordinary Shares already held by the sub-underwriter or its affiliates at the date of the sub-underwriting commitment.
9.7 Without prejudice to Clause 9.5, each Underwriter severally undertakes that from the date of this Agreement up until the earlier of the Time of Procurement and: (i) the third Business Day following the Acceptance Date; (ii) the date following the Acceptance Date on which the Joint Bookrunners determine that it is reasonably likely that it will not be possible to place a significant portion of any New Shares not taken up; and (iii) the date following the Acceptance Date on which the Joint Bookrunners determine that the take up of New Shares pursuant to the Rights Issue has been such that it will not be necessary to undertake a rump placing, it will not, without the consent of the Company, enter into any transaction involving the Ordinary Shares or securities, derivatives or other instruments (other than any securities or derivatives that reference any existing and established sector or market index, provided that the weighting of the Ordinary Shares of any such sector or market index does not exceed 15%) relating to the Ordinary Shares, which is intended (directly or indirectly) to have the economic effect of hedging or otherwise mitigating the economic risk associated with the underwriting commitments under this Agreement.
9.8 The Company acknowledges that the restriction in Clause 9.7 shall not apply to:
(a)	transactions to facilitate client orders; or

(b)	any hedging activities in relation to the Nil Paid Rights and/or the Ordinary Shares undertaken with a view to achieving a substantially market-neutral position in respect of such Underwriter and/or its affiliates during the term of the undertaking contained in this Clause 9.8 (but allowing for daily trading fluctuations and it also be understood that the determination of what is a market-neutral position shall not take into account such Underwriter’s underwriting commitment); or

(c)	proprietary positions in the Company’s securities or in derivatives related to the Company’s securities entered into prior to the date of this Agreement; or

(d)	transactions constituting ordinary course market making activity.

For the avoidance of doubt, none of the Underwriters shall be restricted in carrying out transactions for the account of their customers, in customer facilitation transactions, provided that those transactions are carried out in the ordinary course of their businesses.
10. Commissions and expenses
10.1 In consideration of the Banks agreeing to provide their services under this Agreement, the Company shall pay:
(a)	to the Underwriters, a commission of 2 per cent. of an amount equal to the Issue Price multiplied by the aggregate number of Underwritten Shares, to be divided amongst the Underwriters in accordance with their Due Proportions; and

(b)	to each of the Underwriters, at the discretion of the Company, an additional commission of up to 0.75 per cent. of an amount equal to the Issue Price multiplied by the aggregate number of Underwritten Shares multiplied by the Underwriter’s Due Proportion.
10.2 The commissions and fees set out in Clause 10.1 shall be payable in full upon the Underwriters’ obligations under this Agreement becoming unconditional and shall be paid by the Company together with an additional amount in respect of any applicable VAT (in accordance with Clause 10.6).
10.3 The Company shall pay the commissions and fees payable pursuant to this Agreement by not later than the fifth Dealing Day following the Acceptance Date or, if earlier, (in the case only of any costs and expenses incurred by the Banks in connection with the Rights Issue, which are payable under Clause 10.5) on the first Dealing Day after the date on which the Banks’ obligations under this Agreement cease in accordance with Clauses 2.3, 2.4, 8.1 or 15. Without prejudice to their right to receive payment directly from the Company pursuant to this Clause 10.3, the Joint Bookrunners shall be entitled and are authorised to deduct some or all of such fees and any other fee and any expense which the Company has agreed to pay the Banks from (i) the Total Preference Subscription Price as set out in the Subscription and Transfer Agreement, as relevant, for the Newco Preference shares; and (ii) any amount otherwise payable by the Banks to the Company under this Agreement.
10.4 Out of the commissions referred to in this Clause 10, the Underwriters shall pay or procure the payment of any sub-underwriting commissions payable to such persons (if any) as the Joint Bookrunners may procure to subscribe for Underwritten Shares.
10.5 In addition to the commissions and fees referred to in Clause 10.1, the Company shall pay (whether or not the Banks’ obligations under this Agreement become unconditional or this Agreement is terminated) all costs and expenses incurred in connection with the Rights Issue, the allotment and issue of the New Shares and this Agreement together with an additional amount in respect of any applicable VAT (to be payable in accordance with Clause 10.6) (other than, for the avoidance of doubt, Tax to the extent that it arises or is increased as a consequence of the receipt of remuneration payable under this Agreement including commissions payable pursuant to this Clause 10). This shall include (but shall not be limited to) the UK Listing Authority and the London Stock Exchange listing and trading fees, other regulatory fees and expenses, printing and advertising costs, postage, the Receiving Agent’s charges, its own and the Banks’ properly incurred legal and other properly incurred out-of-pocket expenses, all accountancy and other professional fees, public relations fees and expenses and all Transfer Taxes pursuant to or in connection with the allotment, issue and/or delivery of the New Shares to or the subscription for the New Shares by the Qualifying Shareholders, the Underwriters or persons procured by the Joint Bookrunners or the Underwriters pursuant to the Rights Issue or the execution, delivery, performance or enforcement of this Agreement, the Option Agreement, the Subscription and Transfer Agreement or the Receiving Agent Agreement, and the Company shall indemnify and hold harmless each Indemnified Person from and against any such Transfer Taxes. The Company shall not be liable for any Transfer Taxes (i) arising as a result of any subsequent sales of, transfers of or agreements to sell or transfer the New Shares by any person following the subscription for New Shares by such person under the Rights Issue, or (ii) which are payable under sections 67, 70, 93 or 96 of the Finance Act 1986 (save to the extent such Transfer Taxes arise in respect of Qualifying Shareholders taking up New Shares in accordance with their Provisional Allotment Letters) to the extent that such Transfer Taxes exceed the Transfer Taxes which would have arisen if the existence and effect of those sections were ignored, or (iii) to the extent that such Transfer Taxes are finally judicially determined to have resulted from the fraud, gross negligence or wilful default of such Indemnified Person or (iv) in relation to the allotment, issue, delivery or transfer of the Newco Ordinary Shares or the Newco Preference Shares (which Transfer Taxes (if any), shall, for the avoidance of doubt, be dealt with under the terms of the Option Agreement or Subscription and Transfer Agreement, as applicable). The Company shall as soon as reasonably practicable on request pay or reimburse the Banks the amount of any expenses which are to be borne by the Company and which the Banks have paid.
10.6 VAT
(a)	Amounts payable by the Company to a Bank or an Indemnified Person for any supply (for VAT purposes) made by a Bank or Indemnified Person under or pursuant to this Agreement are expressed exclusive of amounts payable in respect of VAT.

(b)	If the performance by a Bank or an Indemnified Person (for the purposes of this Clause 10.6 only, each a payee) of any of its obligations under this Agreement shall represent for VAT purposes the making by a payee of any supply to the Company (for the purposes of this Clause 10.6 only, a payer) that is subject to VAT at a positive rate, the relevant payer shall pay in addition to such consideration (if any) payable for the supply an amount equal to any VAT properly chargeable on such supply (if any) within 14 days presentation of a valid VAT invoice in respect of such supply.

(c)	Subject to Clause 10.6(d), where a sum (a Relevant Sum) is payable or is to be reimbursed by a payer to a payee in respect of any cost, charge, fee or expense, and such cost, charge, fee or expense includes an amount in respect of VAT, which is borne by the relevant payee on the supply or supplies for which the cost, charge, fee or expense in question is all or any part of the consideration, the relevant payer shall pay to the relevant payee in respect of such VAT an amount equal to the amount of such VAT which the relevant payee certifies is not recoverable by it (or by the representative member of a VAT group of which it is a member) by repayment or credit (such certificate to be conclusive in the absence of manifest error) such payment to be made within 14 days of the later of (i) the date upon which payment of

VAT in respect of the Relevant Sum has been made by the relevant payee and (ii) the date on which certification in accordance with this Clause 10.6(c) is produced to the relevant payer.

(d)	If the Relevant Sum constitutes for VAT purposes the reimbursement of costs, charges, fees or expenses incurred by a payee as agent of a payer excluding where the relevant payee acts as an agent for the payer and Section 47(2A) or 47(3) of the Value Added Tax Act 1994 or an equivalent provision in another relevant jurisdiction) applies, the relevant payer shall pay to the relevant payee an amount equal to the element included in the costs, charges, fees or expenses in respect of VAT (that is to say the part of the costs, charges, fees or expenses which relates to the VAT chargeable on any supply or supplies for which such costs or expenses are all or any part of the consideration) provided that in such case relevant payee shall use its reasonable endeavours to procure that, as soon as reasonably practicable, the person making the supply or supplies in respect of which the costs, charges, fees or expenses are incurred issues a valid VAT invoice to the relevant payer that names the relevant payer as the recipient of the relevant supply or supplies.
11. Representations, warranties and undertakings
11.1 The Company represents, warrants and undertakes to the Banks that each Warranty is true and accurate and not misleading at the date of this Agreement, at the Publication Date, at Admission, at the Acceptance Date, at any Time of Procurement, at the Settlement Date and on the date of publication of any Supplementary Prospectus, in each case by reference to the facts and circumstances then existing. The Company acknowledges that each of the Banks is entering into this Agreement in reliance on such representations, warranties and undertakings. Each representation, warranty and undertaking shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other representation, warranty and undertaking or any other term of this Agreement. Warranties shall be deemed to be given under this Clause in relation to the relevant document, announcement or event on the basis that any reference in any such Warranty to something being done or something being the case in relation to such document, announcement or event which is expressed in the future tense shall be regarded, to the extent the context requires, as being expressed in the present tense.
11.2 The Company shall not be liable under Clause 11.1 in respect of any Losses suffered or incurred by any Underwriter solely as a result of subscribing for, or a decision to subscribe for, New Shares pursuant to its obligations under Clause 9 of this Agreement which arise as a result of a breach by the Company of any of the Specified Warranties when repeated after Admission (or if any such Warranty when repeated after Admission ceases to be true, accurate and not misleading) to the extent such breach arises or occurs (or such Warranty when repeated ceases to be true, accurate and not misleading) as a direct or indirect result of, or is attributable to or would not have arisen but for, an event, fact, matter or circumstance which:
(a)	arises or occurs after Admission and on or before the Acceptance Date and which is fairly disclosed in any Supplementary Prospectus published before the time when the relevant Warranties are repeated;

(b)	arises or occurs after the Acceptance Date and which is fairly disclosed by the Company through a Regulatory Information Service announcement published before the time when the relevant Warranties are repeated, provided that the Company shall not be relieved from liability under this Clause 11 to the extent such breach arises or occurs (or such Warranty when repeated ceases to be true, accurate and not misleading) as a direct or indirect result of, or is attributable to or would not have arisen but for, any breach of law or regulation or agreement, or any fraud, neglect or default, of or by the Company, any member of the Group or any of their respective officers, employees or agents.
11.3 The Company shall not knowingly cause or permit (and shall procure that no other member of the Group nor any of its or their respective directors, officers, employees or agents shall cause or (so far as they are able using their best endeavours) permit) any event to occur or omit to do anything between the date of this Agreement and the earlier of (a) the date which is 90 days after the Settlement Date; or (b) the date on which the Banks’ obligations under this Agreement cease in accordance with Clauses 2.3, 2.4, 8.1 or 15 which would make any statement in Schedule 3 untrue, inaccurate or misleading if, in such case, such statement were repeated at such date by reference to the facts and circumstances then existing.
11.4 The Company shall promptly notify the Joint Bookrunners (giving reasonable details) if it comes to the knowledge of the Company or any Director that (and the Company undertakes to make reasonable enquiries to ascertain whether) (a) any statement in Schedule 3 was breached or untrue, inaccurate or misleading at the date of this Agreement; or (b) any statement in Schedule 3 which relates to a fact, matter or event after such statement was given will or is reasonably likely to prove to be untrue, inaccurate or misleading; or (c) any statement in Schedule 3 would be breached or untrue, inaccurate or misleading if repeated by reference to the facts and circumstances existing at any time during the period referred to in Clause 11.2; or (d) if the Company is in breach of any of its obligations under this Agreement.
11.5 The Company agrees that the Banks and any sub-underwriter who subscribes for New Shares shall be entitled to the same remedies and rights of action against the Company, and to the same extent, as any person who subscribes for any New Shares pursuant to the Rights Issue on the basis of the Prospectus and the Provisional Allotment Letter.
11.6 The certificates to be delivered pursuant to paragraph 28 of Part B of Schedule 2, paragraph 17 of Part C of Schedule 2, paragraph 12 of Part D of Schedule 2, paragraph 4 of Part E of Schedule 2 and paragraph 8 of Part F of Schedule 2 will have effect as a representation and warranty, as of their date, by the Company to the Banks as to the matters contained therein.
11.7 References in this Agreement to a representation, warranty or undertaking being (or not being) true and accurate or not being (or being) misleading in any material respect or in all material respects (or similar expressions) and other references to materiality in relation to a representation, warranty or undertaking shall, save where expressly provided otherwise, mean material in the context of the Group, the Rights Issue or Admission. In that connection and otherwise in this Agreement in relation to references to a matter which would or might be material in the context of the Group, the Rights Issue or Admission (or similar expressions) a matter shall, without limitation, be deemed to be so material if it would, in the opinion of any Bank (acting in good faith), have been material for disclosure to potential sub-underwriters or other subscribers for New Shares had such matter existed when such sub-underwriters or other subscribers for New Shares were sought for the New Shares.
11.8 The representations, warranties and undertakings referred to in this Clause 11 shall remain in full force and effect notwithstanding completion of all matters and arrangements referred to in, or contemplated by, this Agreement.
11.9 Where any of the warranties, representations and undertakings are qualified by reference to awareness and/or knowledge and/or information and/or belief, that reference shall be deemed to include a statement to the effect that it has been given after making due and careful enquiry.
11.10 The provisions of Schedule 7 of this Agreement shall have effect as undertakings, on the part of the persons specified in the relevant paragraphs of Schedule 7, to each of the Banks.
12. Exclusions of liability
12.1 Without prejudice to Clause 12.2, no claim shall be made by the Company or any of its subsidiary undertakings, affiliates or associates, or any of the directors, officers or employees of any of them in any jurisdiction against any Indemnified Person to recover any Loss or Claim suffered or incurred by any person and which arises, directly or indirectly, out of or is attributable to, based upon or connected with, anything done or omitted to be done by any Indemnified Person in connection with the Rights Issue, Admission or acting as sponsor to the Company, or the arrangements contemplated by the Relevant Documents, or any of them (or any amendment or supplement to any of them), or this Agreement, the Option Agreement, the Subscription and Transfer Agreement or the Receiving Agent Agreement or any other agreement relating to the Rights Issue except (solely in connection with the matters referred to in Clauses 13.1 (f) and (g)) to the extent that the Loss or Claim is finally judicially determined to have resulted from the fraud, gross negligence or wilful default of the relevant Indemnified Person.
12.2 The Company agrees that no Indemnified Person is acting as a financial adviser (other than [•] strictly on the basis set out in the [•]Engagement Letter and [•] strictly on the basis set out in the [•] Engagement Letter) or as fiduciary to the Company or any other person in providing the services contemplated in this Agreement or in respect of the timing, terms, structure or price of the Rights Issue, irrespective of whether any such Indemnified Person has provided input to the Company with respect thereto. No claim shall be made by the Company or any of its subsidiary undertakings, affiliates or associates or any of the directors, officers or employees of any of them against any Indemnified Person in respect of the timing, terms or structure of the Rights Issue, including the setting of the Issue Price at a level that is too high or too low. Nothing in this Clause shall exclude or restrict any duty or liability of any Indemnified Person which it has under the FSMA or arrangements for regulating any such Indemnified Person thereunder to any extent prohibited by those arrangements. It is acknowledged by all parties that:
(a)	the Indemnified Persons may be engaged in a broad range of transactions that involve interests that differ from those of the Company or any other person; and

(b)	no Indemnified Person has advised the Company or any other person as to any general financial or strategic advice or any legal, tax, investment, accounting or regulatory matters in any jurisdiction, the Company and any other person have consulted its own legal, tax, investment, accounting or regulatory advisers to the extent they deem appropriate, and no Indemnified Person shall have any responsibility to the Company or any other person with respect thereto.
12.3 Notwithstanding any rights or claims which the Company or any of its subsidiary undertakings, affiliates or associates or any of the directors, officers or employees of any of them may have or assert against the Banks in connection with this Agreement, the Option Agreement, the Subscription and Transfer Agreement or the Receiving Agent Agreement, the Rights Issue, or any of the other arrangements contemplated by the Relevant Documents, or any of them, or this Agreement, the Option Agreement, the Subscription and Transfer Agreement or the Receiving Agent Agreement, no claim will be brought by the Company and the Company will procure that no claim is bought by any of its subsidiary undertakings, affiliates or associates or any of the directors, officers, partners or employees of any of them against any director or any other officer and/or partner and/or employee of any Indemnified Person in respect of any conduct, action or omission by the individual concerned in connection with this Agreement, the Option Agreement, the Subscription and Transfer Agreement or the Receiving Agent Agreement or the Rights Issue, or any of the other arrangements contemplated by the Relevant Documents, or any of them, or this Agreement, the Option Agreement, the Subscription and Transfer Agreement or the Receiving Agent Agreement.
13. Indemnities
13.1 The Company agrees to fully and effectively indemnify and hold harmless each Indemnified Person (and whether or not any Loss or Claim is suffered or incurred or arises in respect of circumstances or events existing or occurring before, on or after the date of this Agreement and regardless of the jurisdiction in which such Loss or Claim is suffered or incurred) from and against any and all Losses or Claims, whatsoever, as incurred, if such Losses or Claims, arise, directly or indirectly, out of, or are attributable to, based upon or connected with, anything done or omitted to be done by any person (including by the relevant Indemnified Person) in connection with the Rights Issue, Admission or acting as sponsor to the Company, or the arrangements contemplated by the Relevant Documents, or any of them (or any amendment or supplement to any of them), or this Agreement, the Option Agreement, the Subscription and Transfer Agreement or the Receiving Agent Agreement or any other agreement relating to the Rights Issue, including but not limited to:
(a)	any and all Losses or Claims whatsoever, as incurred, arising out of the Relevant Documents, or any of them (or any amendment or supplement to any of them) not containing or fairly presenting, or being alleged not to contain or not to fairly present, all information required to be contained therein, or any statement therein being or being alleged to be in any respect not based on reasonable grounds, in the light of the circumstances in which they were made; and/or
(b)	any and all Losses or Claims whatsoever, as incurred, arising out of any untrue or inaccurate statement of a material fact contained in the Relevant Documents, or any of them (or any amendment or supplement to any of them), or any statement of a material fact being alleged to be untrue or inaccurate, or an omission or alleged omission to state in the Relevant Documents, or any of them (or any amendment or supplement to any of them) a material fact, necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and/or

(c)	any and all Losses or Claims whatsoever, as incurred, arising out of any breach or alleged breach by the Company of any of its obligations, including any of the Warranties, representations, covenants and undertakings set out in this Agreement, the Option Agreement, the Subscription and Transfer Agreement or the Receiving Agent Agreement or out of the arrangements contemplated by the Relevant Documents, or any of them (or any amendment or supplement to any of them) or this Agreement, the Option Agreement, the Subscription and Transfer Agreement or the Receiving Agent Agreement or any other agreement entered into or to be entered into relating to the Rights Issue; and/or

(d)	any and all Losses or Claims whatsoever, as incurred, in connection with or arising out of the issue, publication or distribution of the Relevant Documents, or any of them (or any amendment or supplement to any of them) and/or any other documents or materials relating to the application for Admission; and/or

(e)	any and all Losses or Claims whatsoever, as incurred, in connection with or arising out of any failure or alleged failure by the Company or any of the Directors or any of its or his agents, employees or advisers to comply with the Companies Act, the FSMA, the Listing Rules, the Prospectus Rules, the Disclosure and Transparency Rules, the Regulations and the rules, practices and procedures laid down by CREST, the rules and regulations of the London Stock Exchange and the Admission and Disclosure Standards or any other requirement or statute or regulation in any jurisdiction in relation to the application for Admission, the Rights Issue, or the allotment and issue of the New Shares or the arrangements contemplated by the Relevant Documents, or any of them (or any amendment or supplement to any of them), or this Agreement, the Option Agreement, the Subscription and Transfer Agreement or the Receiving Agent Agreement or any other agreement entered into or to be entered into relating to the Rights Issue; and/or

(f)	any and all Losses or Claims whatsoever, as incurred or suffered by such Indemnified Person:
(i)	as a person who has communicated or approved the contents of any financial promotion (other than the Relevant Documents, or any of them, or any amendment or supplement to any of them) made in connection with the Rights Issue or the application for Admission for the purpose of section 21 of the FSMA;

(ii)	(in the case of each of the Joint Sponsors) in its capacity as sponsor to the Company’s application for Admission; and/or
(g)	the carrying out, or performance, by any Indemnified Person of its duties, obligations and services under or in connection with the Rights Issue or Admission or this

Agreement, the Option Agreement, the Subscription and Transfer Agreement or the Receiving Agent Agreement, either before or after the date of this Agreement, provided that: (i) the indemnity contained in Clauses 13.1(d), (f) and (g) shall not apply to any Losses or Claims to the extent that such Losses or Claims are finally judicially determined to have resulted from the fraud, gross negligence or wilful default of that Indemnified Person; and (ii) the indemnity in this Clause 13.1 shall not apply to any Losses for which the Company is not liable under Clause 11.1 pursuant to Clause 11.2. An Indemnified Person shall also not be entitled to any indemnity from the Company under this Clause 13 to the extent it relates to (i) any Tax to the extent that it arises or is increased as a consequence of the receipt of remuneration payable under this Agreement including commissions payable pursuant to Clause 10, (ii) any amounts in respect of VAT as is covered by the provisions of Clause 10.6, and (iii) any Transfer Tax as is covered by the provisions of Clause 10.5 or which would be covered but for the application of any exclusion therein.
13.2 Each Indemnified Person shall give notice as promptly as reasonably practicable to the Company of any action commenced against it after receipt of a written notice of any Claim or the commencement of any action or proceeding in respect of which a Claim for indemnification may be sought under this Clause 13, insofar as may be consistent with the terms of any relevant insurance policy and provided that to do so would not, in such Indemnified Person’s view be prejudicial to it (or to any Indemnified Person connected to it) or to any obligation of confidentiality or other legal or regulatory obligation which that Indemnified Person owes to any third party or to any regulatory request that has been made of it, but failure to so notify the Company shall not relieve the Company from any liability hereunder.
13.3 Legal advisers for an Indemnified Person shall be selected by the relevant Bank connected to that Indemnified Person. The Company may participate at its own expense in the defence of any action commenced against it provided however that legal advisers for the Company shall not (except with the consent of the relevant Indemnified Person) also be legal advisers for the Indemnified Person.
13.4 In no event shall the Company be liable for fees and expenses of more than one legal adviser (in addition to any local legal advisers) separate from its own legal advisers for all Indemnified Persons in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.
13.5 The Company agrees that if it becomes aware of any Claim relevant for the purposes of this Clause 13 or any matters which may give rise to a Claim, it shall promptly notify the Banks thereof and shall provide the Banks with such information and copies of such documents relating to the claim as the Banks may reasonably request.
13.6 The Company shall not, without the prior written consent of the Banks, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Clause 13 or Clause 14 (whether or not the Indemnified Persons are actual or potential parties thereto), unless such settlement, compromise or consent:

(a)	includes an unconditional release of each Indemnified Person from all liability arising out of such litigation, investigation, proceeding or claim; and

(b)	does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
13.7 No Bank or any Indemnified Person shall, without consulting with the Company and having regard to any reasonable requests of the Company (provided that in the Joint Bookrunners’ opinion, the Banks’ and Indemnified Persons’ interests will not be prejudiced in doing so), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any Claim whatsoever in respect of which indemnification or contribution could be sought under this Clause 13 or Clause 14 (whether or not any of the Banks or Indemnified Persons are actual or potential parties thereto).
13.8 Each Indemnified Person which is not a party to this Agreement will have the right, under the Contracts (Rights of Third Parties) Act 1999, to enforce its rights against the Company under this Clause 13 as amended from time to time, provided that each of the Banks (without obligation) will have sole conduct of any action on behalf of each Indemnified Person connected to it. Save as set out above and other than in respect of Clause 14, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.
13.9 The Company shall promptly notify each of the Banks of any limitation, restriction or exclusion (whenever arising and whether relating to the time period during which a Claim can be made, the quantum of a Claim or otherwise) on the extent to which the Company or any Group Company may claim against any third party or parties and/or of any waiver or release of any right of the Company or any Group Company to so claim (each a Limitation) in respect of anything which may arise, directly or indirectly, out of or is based upon or is in connection with the Rights Issue, Admission or the subject matter of the obligations or services to be performed under this Agreement, the Option Agreement, the Subscription and Transfer Agreement or the Receiving Agent Agreement or in connection with the Rights Issue or the arrangements contemplated by the Relevant Documents, or any of them (and any amendment or supplement to any of them) or this Agreement. Where any damage or loss is suffered by the Company for which any Indemnified Person would otherwise be jointly and severally liable with any third party or third parties to the Company, or any of its relevant subsidiary undertakings, affiliates, or associates, the extent to which such damage or loss will be recoverable from the Indemnified Person shall be limited so as to be in proportion to the contribution of the Indemnified Person to the overall fault for such damage or loss, as agreed between the parties, or, in the absence of agreement, as determined by a court of competent jurisdiction, but in any event, the Indemnified Person shall have no greater liability than if the Limitation did not apply.
13.10 The degree to which any Indemnified Person shall be entitled to rely on the work of any adviser to the Company and/or any of its subsidiary undertakings, affiliates or associates or any other third party will be unaffected by any Limitation (as defined in Clause 13.9) which the Company may have agreed with any third party.

13.11 Insofar as the Company has engaged any adviser (a capped adviser) on the basis that its liability to the Company arising out of any default by it or otherwise in connection with the Rights Issue, Admission, or the arrangements contemplated by the Relevant Documents or this Agreement, the Option Agreement, the Subscription and Transfer Agreement or the Receiving Agent Agreement is subject to any limitation, exclusion or restriction of liability, the liability of each Indemnified Person to the Company or any other person in respect of any default by that Indemnified Person under this Agreement, the Option Agreement, the Subscription and Transfer Agreement or the Receiving Agent Agreement or otherwise in connection with the Rights Issue, or the arrangements contemplated by the Relevant Documents or this Agreement, the Option Agreement, the Subscription and Transfer Agreement or the Receiving Agent Agreement shall not exceed the amount for which that Indemnified Person would have been liable after deducting any additional amount which that Indemnified Person would have been entitled to recover from the capped adviser, in the absence of the limitation, exclusion or restriction of the capped adviser’s liability, by way of contribution to that Indemnified Person, in respect of the matter concerned.
13.12 If an Indemnified Person is liable for any liability suffered by, or is liable to make any contribution to, any person other than the Company in respect of the performance of its obligations under this Agreement, the Option Agreement, the Subscription and Transfer Agreement or the Receiving Agent Agreement, the Company will indemnify that Indemnified Person for any amount which it would have been entitled to recover from a third party or parties by way of contribution in respect of the matter concerned (pursuant to the Civil Liability (Contributions) Act 1978 or otherwise) but for a Limitation.
13.13 All sums payable to an Indemnified Person pursuant to this Clause 13 shall be paid within 14 days of written demand by such Indemnified Person.
13.14 No person guilty of fraud or fraudulent misrepresentations (within the meaning of section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraud or fraudulent misrepresentation.
13.15 The provisions of this Clause 13 will remain in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Agreement, the Option Agreement, the Subscription and Transfer Agreement and/or the Receiving Agent Agreement.
13.16 No party to this Agreement shall be entitled to recover damages or obtain recovery, payment, reimbursement or indemnity under a Transaction Document to the extent that such party has already obtained (and retained) recovery, payment, reimbursement or indemnity in respect of the same matter under any other Transaction Document.
14. Contribution
14.1 If the indemnification provided for in Clause 13 is for any reason (including because such indemnification would be contrary to public policy), unavailable to or insufficient to hold harmless an Indemnified Person in respect of any Losses or Claims referred to therein, then the Company shall contribute to the aggregate amount of such Losses or Claims incurred by such Indemnified Person, as incurred:

(a)	in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and of the Banks on the other hand from the Rights Issue and offering of New Shares pursuant to this Agreement; or

(b)	if the allocation provided by Clause 14.1(a) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Clause 14.1(a) above but also the relative fault of the Company on the one hand and of the Banks on the other hand in connection with the acts or statements or omissions which resulted in such Losses or Claims as well as any other relevant equitable considerations.
14.2 The relative benefits received by the Company on the one hand and the Banks on the other hand in connection with the Rights Issue and the offering of New Shares pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of New Shares pursuant to this Agreement (before deducting commissions or expenses) received by the Company and the total fees and commissions received by the Banks bear to the total gross proceeds from the offering of New Shares.
14.3 The relative fault of the Company on the one hand and the Banks on the other hand will be determined by reference to, among other things, whether any such act or alleged act or untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, or by the Banks and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such act, statement or omission.
14.4 The Company and the Banks agree that it would not be just and equitable if contribution pursuant to this Clause 14 were determined by pro rata allocation (even if the Banks were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Clause 14. The aggregate amount of Losses or Claims incurred by an Indemnified Person and referred to above in this Clause 14 will be deemed to include any legal or other expenses properly incurred by such Indemnified Person in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such act or alleged act or untrue or inaccurate or alleged untrue or inaccurate statement or omission or alleged omission.
14.5 Notwithstanding the provisions of this Clause 14:
(a)	no Indemnified Person shall be entitled to recover from any individual party more by way of a contribution under Clause 14 than it would have been able to recover from such party had the indemnities in Clause 13 been available to such Indemnified Person; and

(b)	the Company shall not be liable to pay any amount pursuant to Clause 14 in excess of the amount it would have been liable to pay had the indemnities in Clause 13 been available to such Indemnified Person.

14.6 Notwithstanding the provisions of Clauses 13 and 14, no Bank shall be required to contribute pursuant to this Clause 14 any amount in excess of the underwriting commission received by it (and which is not liable to pay to any other underwriter, sub-underwriter or intermediary under this Agreement or otherwise) in relation to the New Shares underwritten or subscribed for by such Bank pursuant to this Agreement.
14.7 No person guilty of fraudulent misrepresentation (whether within the meaning of Section 11(f) of the Securities Act or otherwise) will be entitled to contribution in respect of Losses or Claims arising from such fraudulent misrepresentation from any person who was not guilty of such fraudulent misrepresentation.
15. Termination
15.1 If at any time on or before Admission:
(a)	any matter or circumstance arises as a result of which any of the Conditions (i) has become incapable of satisfaction (and will not be waived by the Joint Bookrunners, in accordance with Clause 2.2) at the required time(s) (if any); and (ii) will not continue to be satisfied at Admission; or

(b)	there has been (i) a breach by the Company of any of the Warranties or undertakings respectively contained in or given pursuant to Clause 11 or any other provision of this Agreement; or (ii) any of the Warranties contained in Clause 11 or Schedule 3 is not or has ceased to be, true, accurate and not misleading; or

(c)	it shall come to the notice of any Joint Bookrunner that any statement contained in any Relevant Document (or any amendment or supplement thereto), other than the Provisional Allotment Letters, the QIB Letter, the AI Letter or the QIB Rump Letter is or has become untrue, inaccurate or misleading in any respect, or any matter has arisen, which would, if such document had been issued at that time, constitute an omission from such Relevant Document (or any amendment or supplement thereto), and which all of the Joint Bookrunners consider, acting in good faith, to be (singly or in the aggregate) (i) material in the context of the Group, the Rights Issue or Admission or any of the transactions contemplated by this Agreement; or (ii) such as to make it impracticable, inappropriate or inadvisable to proceed with the Rights Issue or Admission; or

(d)	(i) in the opinion of all of the Joint Bookrunners, any matter referred to in section 87G of FSMA has arisen between the publication of the Prospectus and Admission, or (ii) any Supplementary Prospectus has been published or is due to be published by the Company, in each case the effect of which (either singly or together with any other event referred to in this Clause 15) is, in the opinion of all of the Joint Bookrunners, acting in good faith, material in the context of the Group, the Rights Issue or Admission, or such as to make it, in the opinion of all of the Joint Bookrunners, acting in good faith, impracticable, inappropriate or inadvisable to proceed with the Rights Issue or Admission; or

(e)	the Company’s application to the FSA for admission of the New Shares to the Official List and/or the Company’s application to the London Stock Exchange for admission to trading of the New Shares on the London Stock Exchange’s main market for listed securities is withdrawn by the Company and/or refused by the FSA or London Stock Exchange (as appropriate); or

(f)	in the opinion of all of the Joint Bookrunners, acting in good faith, there has been, whether or not foreseeable at the date of this Agreement, a Material Adverse Change; or

(g)	if:
(i)	there has occurred any material adverse change in the financial markets in the United States, the United Kingdom, any member state of the European Union or the international financial markets, any outbreak of hostilities or escalation thereof, any act of terrorism or war or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions or exchange controls or exchange rates, in each case which all of the Joint Bookrunners consider to be (either singly or together with any other event referred to in this Clause 15) such as to make it, in the opinion of all of the Joint Bookrunners, acting in good faith, impracticable, inappropriate or inadvisable to proceed with the Rights Issue or Admission; or

(ii)	trading in any securities of the Company has been suspended or limited by the London Stock Exchange on any exchange or over the counter market, or if trading generally on the American Stock Exchange, the New York Stock Exchange or any exchange in any member state of the European Union, the Nasdaq Global Market or the London Stock Exchange has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of such exchanges or by such system or by order of any governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, the United Kingdom or in the European Union, the effect of which (either singly or together with any other event referred to in this Clause 15) is, in the opinion of all of the Joint Bookrunners, acting in good faith, material in the context of the Group, the Rights Issue or Admission, or is such as to make it, in the opinion of all of the Joint Bookrunners, acting in good faith, impracticable, inappropriate or inadvisable to proceed with the Rights Issue or Admission;

(iii)	a banking moratorium has been declared by the United Kingdom, the United States, a member state of the European Union, or New York authorities, the effect of which (either singly or together with any other event referred to in this Clause 15) is, in the opinion of all of the Joint Bookrunners, acting in good faith, material in the context of the Group, the Rights Issue or Admission, or is such as to make it, in the opinion of all of the Joint Bookrunners, acting in good faith, impracticable, inappropriate or inadvisable to proceed with the Rights Issue or Admission; or

(iv)	there has occurred an adverse change or a prospective adverse change since the date of this Agreement in taxation in the United Kingdom, United States or any member state of the European Union affecting the New Shares or the transfer thereof or exchange controls have been imposed by the United Kingdom, the United States or a member state of the European Union, the effect of which (either singly or together with any other event referred to in this Clause 15) is, in the opinion of all of the Joint Bookrunners, acting in good faith, material in the context of the Group, the Rights Issue or Admission, or is such as to make it, in the opinion of all of the Joint Bookrunners, acting in good faith, impracticable, inappropriate or inadvisable to proceed with the Rights Issue or Admission, then (a) each of the Joint Sponsors, for itself in its capacity as sponsor only, acting in good faith (following consultation with the Company to the extent practicable), shall be entitled to terminate this Agreement insofar as it relates to the obligations of such Joint Sponsor in its capacity as sponsor and, in the event of such termination, the obligations of such Joint Sponsor in its capacity as sponsor shall cease and determine, and the provisions of Clause 2.3(b) shall apply, and (b) the Joint Bookrunners, acting in good faith (following consultation with the Company to the extent practicable), shall be entitled to terminate this Agreement in its entirety and, in the event of such termination, this Agreement shall cease to have any further effect and the provisions of Clause 2.4(a) shall apply. For the avoidance of doubt, the rights of the Joint Bookrunners under this Clause 15.1:
(A)	may be exercised by the Joint Bookrunners, and except where provided otherwise herein, for whatever reason or on whatever basis that they consider to be practicable, appropriate or advisable to them; and

(B)	are conferred on the Joint Bookrunners, and may be exercised by any Joint Bookrunner, in its capacity as such, and not in any representative or fiduciary capacity.
15.2 The termination of this Agreement (save to the extent specified in this Clause 15.2) pursuant to Clauses 2.3, 2.4 and 15.1 shall be without prejudice to:
(a)	any claim in respect of a breach of this Agreement prior to the termination;

(b)	any obligation of the Company in respect of New Shares which have already been issued, subscribed for and paid for at the time of such termination; and

(c)	the provisions of Clauses 1, 10.5, 11 (other than 11.10), 12, 13 and 14, this Clause 15.2, and Clauses 19 to 28 (inclusive), which will continue to apply.
15.3 Any notice of termination to be given by a Joint Sponsor or a Joint Bookrunner pursuant to Clause 15.1 may be given in accordance with Clause 15.4 or Clause 23. Any notice given in accordance with Clause 23 shall be copied to each other party to this Agreement provided however that failure to do so will not invalidate such notice.
15.4 The Joint Sponsors or the Joint Bookrunners may give a notice pursuant to Clause 15.1 by telephone to either the Chief Executive or the Group Tax & Treasury Director, or in

the event that such persons are unavailable, any Executive Director, on behalf of the Company, such notice to take effect at the time such notice is given by telephone.
The contact details for the Chief Executive and Group Tax & Treasury Director will be provided to the Joint Bookrunners by the Company on the date of this Agreement.
Where notice is given by telephone, the relevant Joint Sponsor or Joint Bookrunner shall as soon as reasonably practicable and, in any event, within 12 hours, give the Company (in accordance with Clause 23 and copied to each other party to this Agreement) a notice which:
(a)	states that notice pursuant to Clause 15.1 has been given by telephone on or around a certain time on a certain date;

(b)	specifies the name of (i) the representative of the Joint Sponsors or the Joint Bookrunners and (ii) the officer involved in such telephone call; and

(c)	sets out the substance of the text which was read over the telephone, provided however that failure to do so will not invalidate such notice.
16. Withholding and grossing up
16.1 All sums payable to the Banks or any other Indemnified Person under this Agreement shall be paid free and clear of all deductions or withholdings without set-off or counterclaim unless the deduction or withholding is required by law, in which event the relevant person making the payment shall pay such additional amount as shall be required to ensure that the net amount received by the Banks or any other Indemnified Person will equal the full amount which would have been received by it had no such deduction or withholding been made.
16.2 If the HM Revenue & Customs or any other tax authority brings into charge to tax (or into any computation of income, profit or gains for the purposes of any charge to tax) or would do so but for the utilisation of any tax relief any sum payable to the Banks or any other Indemnified Person (in this clause 16 only a payee) under this Agreement (other than any remuneration paid pursuant to this Agreement including the commissions due under Clause 10) then the person liable to make such payment shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable thereon or that which would be so chargeable but for the availability of relief in respect of that charge to tax (except to the extent that such relief arises in respect of the losses, costs, expenses or other items which have given rise to the sum payable, in which case such relief (or part thereof) shall be ignored) is equal to the amount that would otherwise be so received under this Agreement (any such additional payments being made on demand of the Bank, or the Indemnified Person concerned).
16.3 If any payment is made by the Company to a person (the “recipient”) pursuant to this Agreement which results in the Company making an additional payment under Clause 16.1 or Clause 16.2, and the recipient subsequently in its sole and absolute discretion determines that: (i) a refund of tax or a credit against tax is attributable to any deduction or withholding giving rise to the payment or part thereof, and that refund or credit has actually been obtained by the recipient; or (ii) tax has actually been saved as a result of incurring the relevant loss, liability, damage, cost, charge or expense to which the payment relates, in each case the recipient shall pay an amount to the Company which the recipient determines in its sole opinion (such determination to be conclusive) will leave the recipient (after that payment) in no better or worse position than it would have been in had the additional payment not been required to be made by the Company. Nothing in this Clause 16.3 shall oblige a recipient to disclose any information nor shall anything herein prevent a recipient from arranging its tax and commercial affairs in whatever manner it thinks fit.
17. Miscellaneous
17.1 For the avoidance of doubt, the Company acknowledges and agrees that it is responsible for any due diligence carried out in relation to the Rights Issue and that none of the Banks nor any of their advisers shall be responsible to the Company or any Director for any due diligence in relation thereto or for verifying the accuracy or fairness of any information published by or on behalf of the Company in connection with the Rights Issue.
17.2 The Company agrees that for the purpose of the Rights Issue (including for the purposes of seeking to procure any sub-underwriters for the Underwritten Shares) and of obtaining Admission, none of the Banks shall be responsible for the provision of or obtaining advice as to the requirements of any applicable laws or regulations of any jurisdictions nor shall any such person be responsible where it or the Company has acted in the absence of such advice or in reliance on any advice obtained by the Company in respect thereof.
17.3 The Company acknowledges that the representations, warranties, undertakings and indemnities contained in this Agreement are given to the Banks in connection with Admission and the Rights Issue in each case whether in their capacities as underwriters or sponsors and references in this Agreement to Banks shall be construed accordingly.
17.4 Notwithstanding that each Bank may act as the Company’s agent in connection with the Rights Issue, each of such persons and its agents may:
(a)	receive and keep for its own benefit any commissions, fees, brokerage or other benefits paid to or received by it in connection with the Rights Issue, and shall not be liable to account to the Company for any such commissions, fees, brokerage or other benefits; and

(b)	keep or deal in any New Shares for which it may subscribe for its own use and benefit.
17.5 For the avoidance of doubt, the rights and obligations of each of the Banks under this Agreement are several, not joint or joint and several. Each of the Banks shall (except as otherwise agreed among them) have the right separately to protect and enforce its rights under this Agreement by whatever lawful means it deems fit, including, without limitation, commencing any legal proceedings without joining any of the others in any proceedings.
17.6 The Company acknowledges and agrees that (i) each of the Banks is acting solely pursuant to a contractual relationship with the Company on an arm’s length basis with respect to the Rights Issue (including in connection with determining the terms of the Rights Issue) and not, in relation to the Rights Issue, as a financial advisor or a fiduciary to the Company or any other person; and (ii) none of the Banks owes any duties or obligations to the Company of any nature whatsoever, save as expressly set out in this Agreement, provided however in each case that this shall not exclude or restrict any duty or liability that any of them have under FSMA or arrangements for regulating any of them thereunder to any extent prohibited thereby.
17.7 The Company understands (i) that [•]([•]) is the parent company of [•] of which [•] is a wholly-owned subsidiary and that [•] and its subsidiaries and affiliates are a financial services group, and (ii) that each of [•], [•] and [•] is part of its own financial services group (for the purposes of this Clause 17.7, each referred to as a group). Each of the Banks and [•] is a full service securities firm and commercial bank engaged in activities and businesses including among others, securities, commodities and derivatives trading, foreign exchange and other brokerage activities, research publication, and principal investing, as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations, governments and individuals from which conflicting interests or duties, or a perception thereof, may arise. Accordingly, in no circumstance shall any Bank or any other member of their respective groups have any liability by reason of members of the group conducting such other businesses or activities, acting in their own interests or in the interests of other clients in respect of matters affecting the Company, its affiliates or any other company, including where in so acting members of the group act in a manner which is adverse to the interests of the Company or its affiliates. In addition, as a result of duties of confidentiality, each of the Banks and the other members of their respective groups may be prohibited from disclosing information to the Company or such disclosure may be inappropriate and the Company agrees that no member of the respective groups will be under a duty to use or to disclose any non-public information acquired from, or during the course of carrying on business for, any other person. The Company expressly acknowledges and agrees that, in the ordinary course of business, each of the Banks and other parts of their respective groups at any time (i) may invest on a principal basis or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions, for their own accounts or the accounts of customers, in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or any other company that may be involved in any proposed transaction, and (ii) may provide or arrange financing and other financial services to other companies that may be involved in any proposed transaction or a competing transaction, in each case whose interests may conflict with those of the Company.
17.8 The Company agrees to indemnify each Bank against any loss incurred by such Bank as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the Judgment Currency) other than pounds sterling and as a result of any variation between: (i) the rate of exchange at which the pounds sterling amount is converted into the Judgment Currency for the purpose of such judgment or order; and (ii) the rate of exchange at which such Bank is able to purchase pounds sterling, at the business date nearest the date of judgment, with the amount of the Judgment Currency actually received by the relevant Bank. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The terms rate of exchange shall include any premiums and costs or exchange payable in connection with the purchase of, or conversions into, the relevant currency.

18. Receiving Agent
The Company confirms that it has instructed the Receiving Agent to act as receiving agent in connection with the Rights Issue and as registrar in relation to the Nil Paid Rights and the Fully Paid Rights and to perform the obligations assigned to it under the Prospectus, the Provisional Allotment Letters and this Agreement as receiving agent.
19. Time of the essence
Any time, date or period mentioned in this Agreement may be extended by mutual agreement between the Company and the Banks but as regards any time, date or period originally fixed, or any time, date or period so extended, time shall be of the essence.
20. Waiver
20.1 Any right or remedy of the Banks under this Agreement shall only be waived or varied by an express waiver or variation in writing.
20.2 No failure or delay by the Banks in exercising any right or remedy under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of the right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy. The rights, powers and remedies of the Banks provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.
21. Third Party Rights
21.1 Except as provided in Clause 13.8, a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. The Banks and the Company may agree to terminate this Agreement or vary any of its terms without the consent of any Indemnified Person which is not a party to this Agreement or any other third party. The Banks will have no responsibility to any Indemnified Person which is not a party to this Agreement or any other third party under or as a result of this Agreement.
21.2 No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Banks and the Company.
22. Severability
If any provision of this Agreement is or is held to be invalid or unenforceable, then so far as it is invalid or unenforceable it has no effect and is deemed not to be included in this Agreement. This shall not invalidate any of the remaining provisions of this Agreement. The parties shall use all reasonable endeavours to replace any invalid or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

23. Notices
23.1 Any notice to be given under, or in connection with, this Agreement shall be in writing and be signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in Clause 23.2 or by delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in Clause 23.2 marked for the attention of the relevant party (or as otherwise notified from time to time under this Agreement).
Any notice so served shall be deemed to have been duly received:
(a)	in the case of delivery by hand, when delivered;

(b)	in the case of fax, at the time of transmission; and

(c)	in the case of pre paid recorded delivery, special delivery or registered post, on the Dealing Day following the date of posting, provided that if delivery by hand or fax occurs on a day which is not a Dealing Day or after 6.00 p.m. on a Dealing Day, service shall be deemed to occur at 9.00 a.m. on the following Dealing Day.
23.2 The fax numbers and addresses of each of the Banks and the Company for the purpose of Clause 23.1 are:

(i)	the Company:	1-3 Strand
London WC2N 5EH
Fax number: +44 (0)20 7004 3221

For the attention of: Company Secretary and General Counsel

(ii)	[•]	[•]

Fax Number: [•]

For the attention of: ECM Syndicate Desk

(iii)	[•]	[•]

Fax Number: [•]

For the attention of: ECM Syndicate Desk

(iv)	[•]	[•]

Fax number: [•]

For the attention of: Head of Equity Capital Markets

(v)	[•]	[•]

Fax number: [•]

For the attention of: Head of Equity Capital Markets
24. Further assurances
The Company shall register the New Shares in the names of the successful applicants, and shall provide, and shall procure that the Directors shall provide, all information and assistance that a Bank may reasonably require for the purposes of this Agreement and execute (or procure to be executed) each document and do (or procure to be done) each act and thing that an Underwriter may reasonably request in order to give effect to the Rights Issue or Admission.
25. Assignment
No party may assign, or purport to assign: (i) this Agreement; (ii) all or any of their respective rights or obligations arising under or out of this Agreement; or (iii) the benefit of all or any of the other parties’ obligations under this Agreement.
26. Entire agreement
This Agreement, together with the Option Agreement, the Subscription and Transfer Agreement, the Banks’ Engagement Letters and any other documents referred to in this Agreement, constitutes the entire agreement between the parties relating to the subject matter of this Agreement and supersedes all agreements, understandings, undertakings, representations, warranties and arrangements of any nature whatsoever between the parties relating to the subject matter of this Agreement. In the event of any inconsistency between this Agreement or any other agreement referred to in, or entered into in connection with, this Agreement, the terms of this Agreement shall prevail.
27. Counterparts
27.1 This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
27.2 Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.
28. Governing law
28.1 This Agreement and the relationship among the parties to it and any non-contractual obligations which may arise out of or in connection with this Agreement shall be governed by and interpreted in accordance with English law.

28.2 All parties to this Agreement agree that the courts of England are (subject to Clause 28.3(a)) to have exclusive jurisdiction to settle any dispute (including claims for set-off and counterclaims) which may arise out of or in connection (i) with the creation, validity, effect, interpretation or performance of, or of the legal relationships established by, this Agreement or otherwise arising out of or in connection with this Agreement, and (ii) with any non-contractual obligations which may arise out of or in connection with this Agreement and for such purposes all parties irrevocably submit to the exclusive jurisdiction of the English courts.
28.3 Notwithstanding the provisions of Clause 28.2, in the event that any Bank or any of such Bank’s Indemnified Persons becomes subject to proceedings brought by a third party (the Foreign Proceedings) in the courts of any country other than England (including, without prejudice to the generality of the foregoing, in any court of competent jurisdiction in the United States) (the Foreign Jurisdiction), such Bank shall be entitled, without objection by the Company, either:
(a)	to join the Company or any other person to the Foreign Proceedings; and/or

(b)	to bring separate proceedings for any breach of this Agreement and/or for a contribution or an indemnity against the Company or any other person in the Foreign Jurisdiction, provided that such separate proceedings arise out of or are in connection with the subject matter of the Foreign Proceedings.
28.4 Each of the parties to this Agreement irrevocably waives any objection to the jurisdiction of any courts referred to in this Clause 28.
28.5 Each party to this Agreement irrevocably agrees that a judgment and/or order of any court referred to in this Clause 28 based on any matter arising out of or in connection with this Agreement (including but not limited to the enforcement of any indemnity) shall be conclusive and binding on it and may be enforced against it in any other jurisdiction, whether or not (subject to due process having been served on it) it participates in the relevant proceedings.
28.6 The Company agrees to appoint an agent for service of process in any Foreign Jurisdiction other than England in which any other party is subject to legal suit, action or proceedings based on or arising under this Agreement within 14 days of receiving written notice of such legal suit, action or proceedings and the request to appoint such agent for service. In the event that the Company does not appoint such an agent within 14 days of the notice requesting it to do so, such other party may appoint a commercial agent for service for the Company on the Company’s behalf and at the Company’s expense and the Company agrees that subject to being notified of such appointment in writing, service upon such commercial agent will constitute service upon the Company.

SCHEDULE 1
NEW SHARES TAKEN UP
1. Subject to paragraph 2 below, in this schedule MTM instruction means a many-to-many instruction which:
(a)	on its settlement has the effect as described in paragraph 2.2.2 of Part III of the Prospectus;

(b)	has been properly authenticated in accordance with Euroclear’s specifications as referred to in that paragraph; and

(c)	contains the information required by that paragraph.
2. The Company may, having consulted with the Joint Bookrunners and taken into account their reasonable comments, treat an MTM instruction which constitutes a properly authenticated dematerialised instruction (the first instruction) as not constituting a valid acceptance in accordance with paragraph 2.2.2(iii) of Part III of the Prospectus if at the time at which the Registrar receives a properly authenticated dematerialised instruction giving details of the first instruction, the Company or the Registrar is or has received actual notice from Euroclear of any of the matters specified in regulation 35(5)(a) of the Regulations in relation to the first instruction.
3. A New Share shall, for the purposes of this Agreement, be treated as having been taken up if:
(a)	the New Share in nil paid form is in certificated form and the following requirements have been satisfied by 11.00 a.m. on the Acceptance Date:
(i)	a Provisional Allotment Letter relating to that New Share has been lodged for acceptance by the person to whom it was provisionally allotted or by a renouncee of the right to accept allotment together with a cheque or other remittance for the full amount payable in respect of that New Share, in accordance with the terms of the Prospectus and the Provisional Allotment Letter (or the Company exercises any discretion it has in the Prospectus to treat the Provisional Allotment Letter as binding notwithstanding these requirements); and

(ii)	the Company has not, with the Joint Bookrunners’ consent, rejected the Provisional Allotment Letter for any reason; and

(iii)	the Receiving Agent has not been notified that the cheque or other remittance has not been accepted by the drawee on first presentation.
(b)	the New Share in nil paid form is in uncertificated form and:
(i)	an MTM instruction in respect of those New Shares settles by 11.00 a.m. on the Acceptance Date; or

(ii)	an MTM instruction in respect of those New Shares constitutes a valid acceptance in accordance with paragraph 2.2.2(iii) of Part III of the Prospectus and settles by 2.00 p.m. on the Acceptance Date; or
(c)	the following has occurred:
(i)	an MTM instruction in respect of those New Shares constitutes a valid acceptance in accordance with paragraph 2.2.2(iii) of Part III of the Prospectus; and

(ii)	the MTM instruction has not settled by 2.00 p.m. on the Acceptance Date (or by such later time or date as the Company and the Joint Bookrunners decide); and

(iii)	the Company and the Joint Bookrunners are not entitled to assume, in accordance with sub-paragraph (vii) of paragraph 2.2.2 of Part III of the Prospectus, that there has been a breach of any of the representations, warranties or undertakings set out or referred to in paragraph 2.2.2(vi) of Part III of the Prospectus because it is aware of a reason outside the control of the CREST member or CREST sponsor that sent the MTM instruction for its failure to settle; or
(d)	the following has occurred:
(i)	an MTM instruction in respect of those New Shares constitutes a valid acceptance in accordance with paragraph 2.2.2(iii) of Part III of the Prospectus;

(ii)	the MTM has not settled by 2.00 p.m. on the Acceptance Date (or by such later time or date as the Company and the Joint Bookrunners decide);

(iii)	the Company is entitled to assume, in accordance with sub-paragraph (vii) of paragraph 2.2.2 of Part III of the Prospectus, that there has been a breach of any of the representations, warranties or undertakings set out or referred to in paragraph 2.2.2(iv) of Part III of the Prospectus because it is not aware of a reason outside the control of the CREST member or CREST sponsor that sent the MTM instruction for its failure to settle; and

(iv)	the Company exercises its discretion not to reject the acceptance constituted by the MTM instruction; or
(e)	an MTM instruction in respect of those New Shares does not constitute a valid acceptance in accordance with paragraph 2.2.2(vii) of Part III of the Prospectus and the Company exercises its discretion not to reject the acceptance constituted by the MTM instruction; or

(f)	a Director has irrevocably undertaken to the Company to subscribe for such New Share.

4. For the avoidance of doubt the Banks have no liability or obligation under this Agreement in relation to any New Shares if the New Shares in nil paid form are in certificated form and:
(a)	the acceptance of the Provisional Allotment Letter in respect of those New Shares is rejected after 11.00 a.m. on the Acceptance Date due to the failure to provide satisfactory evidence of identity to comply with the Money Laundering Regulations 2003 in the manner contemplated in the Press Announcement, the Prospectus and the Provisional Allotment Letter; or

(b)	the cheque or other remittance for which is dishonoured after 11.00 a.m. on the Acceptance Date except if each party has been notified that the cheque or other remittance has been dishonoured by 11.00 a.m. on the Acceptance Date.
5. If (but only if) the parties so agree, New Shares will be deemed to have been taken up by 11.00 a.m. on the Acceptance Date if the New Shares in nil paid form are in certificated form and:
(a)	a cheque or other remittance for the full amount payable in respect of those New Shares (and whether or not the cheque or other remittance is honoured) is received by 11.00 a.m. on the Acceptance Date from an authorised person (as defined in the FSMA) identifying those New Shares and agreeing to lodge the relevant Provisional Allotment Letter properly completed in due course; or

(b)	the relevant Provisional Allotment Letter and a cheque or other remittance for the full amount payable in respect of those New Shares (and whether or not the cheque or other remittance is honoured) are received by 11.00 a.m. on the first Dealing Day after the Acceptance Date by post and the cover bears a legible postmark of not later than 11.00 a.m. on the Acceptance Date.
6. If the parties decide to extend the time for settlement of MTM instructions in accordance with paragraphs 3(c)(iii) or 3(d)(ii) of this Schedule 1 the Company shall forthwith ask Euroclear not to disable the Nil Paid Rights until the end of that extension.
7. As soon as practicable after 11.00 a.m. on the Acceptance Date and by not later than 2.30 p.m. on the Acceptance Date, the Company shall, following consultation with the Joint Bookrunners, exercise its discretion in paragraphs 3(d)(iv) and 3(e) of this Schedule 1 reasonably.
8. If the Company, having consulted with the Joint Bookrunners and taken into account their reasonable comments, accepts:
(a)	an alternative properly authenticated dematerialised instruction from a CREST member or (where applicable) a CREST sponsor in accordance with paragraph 2.2.2(vii)(c) of Part III of the Prospectus; or

(b)	an alternative instruction or notification from a CREST member or CREST sponsored member or (where applicable) a CREST sponsor in accordance with paragraph 2.2.2(vii)(e) of Part III of the Prospectus, as constituting a valid acceptance in respect of any New Shares, those New Shares are deemed to have been taken up.
9. Without prejudice to paragraphs 4 and 5 of this Schedule 1, in all other cases, with respect to all Qualifying Shareholders, a New Share shall, for the purposes of this Agreement, be treated as not having been taken up.
10. Notwithstanding anything in this Schedule 1, a New Share shall not be treated as taken up for the purposes of this Agreement in circumstances where the relevant acceptance has been withdrawn pursuant to section 87Q of the FSMA provided that such New Share shall not subsequently be treated as taken up in accordance with this Schedule 1.

SCHEDULE 2
DELIVERY OF DOCUMENTS

Part A
Immediately after the execution of this Agreement and, in any event, before the release of the Press Announcement, the Company shall deliver, or procure the delivery, to Banks’ Counsel (on behalf of each of the Banks) in the agreed form, or to the extent not in agreed form, in a form acceptable to the Joint Bookrunners, of:
1. Certified copy of the Press Announcement.
2. Copy of the Draft Prospectus.
3. Copy of the Draft Annual Report, in the agreed form.
4. Certified copy of the Presentation Materials, in the agreed form.
5. Certified copy of the Verification Materials duly signed by or on behalf of each Director prepared in connection with the Press Announcement and dated the date of this Agreement and copies of all evidence supporting answers in the notes.
6. Certified copy of the Verification Materials duly signed by or on behalf of each Director prepared in connection with the Presentation Materials and dated the date of this Agreement and copies of all evidence supporting answers in the notes.
7. Certified copy of the signed minutes of the meetings of the Board, or a duly authorised committee thereof, approving the Draft Annual Report, the Draft Prospectus, the Press Announcement, this Agreement, the Option Agreement, the Subscription and Transfer Agreement, the Receiving Agent Agreement, the Verification Materials and (where appropriate) the other documents referred to in this Agreement and authorising the steps to be taken by the Company in connection with the Rights Issue, including the execution, delivery and performance of this Agreement, the Option Agreement, the Subscription and Transfer Agreement and the Receiving Agent Agreement in the agreed form and the execution of any powers of attorney in relation to the execution of this Agreement, the Option Agreement, the Subscription and Transfer Agreement, the Receiving Agent Agreement and any other agreement to be entered into in connection with the Rights Issue.
8. Certified copy of the minutes of the meeting of the Board appointing any committee such as is referred to in paragraph 7 above.
9. Certified copy of the Option Agreement, the Subscription and Transfer Agreement and the Receiving Agent Agreement dated the date of this Agreement.
10. A certified copy of any power of attorney under which any party executes this Agreement.
The Joint Bookrunners may, in their absolute discretion, elect that delivery of any of the documents referred to in this Part A of Schedule 2 may be deferred and in lieu of any such delivery require delivery of the relevant document in a form reasonably satisfactory to them at a later time specified by the Joint Bookrunners.

Part B
Prior to publication of the Prospectus, the Company shall deliver, or procure the delivery, to Banks’ Counsel (on behalf of each of the Banks), in the agreed form, or to the extent not in agreed form, in a form acceptable to the Joint Bookrunners, of:
1. Certified copy of the Prospectus bearing evidence of the formal approval of the FSA, pursuant to the Listing Rules and the Prospectus Rules.
2. Certified copy of the signed Application for Admission of Securities to the Official List certified by a Director or the Secretary of the Company.
3. Certified copy of the signed Application for Admission to Trading issued by the London Stock Exchange certified by a Director or the Secretary of the Company (Form 1 of the Admission and Disclosure Standards).
4. Certified copy of the security application forms in respect of the Nil Paid Rights and the Fully Paid Rights that have been given to Euroclear.
5. Letter from the Company to the FSA identifying any items from the schedules or building blocks of the Prospectus Rules which have not been included because they are not applicable.
6. Certified copy of “Form A” to be submitted to the FSA in accordance with paragraph 3.1.1(1) of the Prospectus Rules for approval of a prospectus in accordance with Part VI of the FSMA.
7. Original letter from the Company to the Banks relating to the following: (i) paragraphs 8.3.4, 8.4.8 and 8.4.9 of the Listing Rules; (ii) the fact that there has been no significant change in the financial and trading position (including the indebtedness position) of the Group since the Accounts Date, (iii) the sufficiency of the Company’s working capital, and (iv) extraction of financial information, in the agreed form and dated the Publication Date.
8. Original letter from the Company’s Counsel to the Banks relating to the declaration required from the Joint Sponsors pursuant to paragraphs 8.3.4, 8.4.8 and 8.4.9 of the Listing Rules, in the agreed form and dated the Publication Date.
9. Original letters to the Banks signed by each of the Directors authorising the publication of the Prospectus, accepting responsibility for information contained in the Prospectus and acknowledging their understanding of their responsibilities under the Listing Rules and the Disclosure Rules and Transparency Rules in accordance with paragraph 8.3.4 of the Listing Rules, in the agreed form.
10. Original letters to the Company and the Banks by each of the Directors accepting responsibility for the information contained in the Prospectus including a power of attorney granting power to any one director to execute and deliver documents in connection with the Rights Issue.

11. Certified copy of the Verification Materials, duly signed by or on behalf of each Director and by each of the other persons responsible for the replies thereto prepared in connection with the Prospectus and dated the Publication Date and copies of all evidence supporting answers in the notes.
12. Certified copy of the minutes of the meeting of the Board, or a duly authorised committee thereof, approving the Relevant Documents and (where appropriate) the other documents referred to in this Agreement and authorising the steps to be taken by the Company in connection with the Rights Issue, the Option Agreement, the Subscription and Transfer Deed and/or the arrangements contemplated by this Agreement.
13. Copy of the Auditor’s UK engagement letter and international arrangement letter signed by the Auditor and addressed to the Company and each Bank.
14. Original of the Working Capital Report, duly signed by the Auditors, dated the Publication Date.
15. Original of the Working Capital Memorandum, duly signed by the Company and dated the Publication Date.
16. Original of the pro forma financial information report duly signed by the Auditors and dated the Publication Date.
17. Original letters duly signed by the Auditors in the agreed form and dated the Publication Date:
(a)	in relation to the Working Capital Report;

(b)	(i) confirming the correct extraction of financial information contained in the Prospectus; (ii) in respect of the capitalisation and indebtedness statement in included in the Prospectus; and (iii) in relation to the statement in the Prospectus that there has been no significant change in the financial and trading position of the Group;

(c)	in relation to paragraphs 8.4.8(1), 8.4.8(2) and 8.4.9(3) of the Listing Rules (to be addressed to the Joint Sponsors);

(d)	consenting to the inclusion of their reports and of references thereto in the form and context in which they appear in the Prospectus; and

(e)	in relation to the accuracy of the tax information included in Part X of the Prospectus.
18. Original of a SAS 72 letter duly signed by the Auditors in the agreed form and dated the Publication Date.
19. Original of a SAS 72 “lookalike” letter duly signed by the Auditors in the agreed form and dated the Publication Date.
20. Original of a signed Rule 10b-5 disclosure letter of each of Company’s Counsel, in the agreed form, and Banks’ Counsel dated the Publication Date.

21. Original of a signed “no registration”, “Investment Company Act” and “US tax disclosure” opinion of Company’s Counsel in the agreed form and dated the Publication Date.
22. Original of a signed “no registration” opinion of Banks’ Counsel dated the Publication Date.
23. Original of a signed opinion of each : (i) of Company’s Counsel, in the agreed form, as English legal advisers to the Company; and (b) Banks’ Counsel, as English legal advisers to the Banks dated the Publication Date.
24. Original of a signed legal opinion of Newco Counsel, as Jersey legal advisers to the Company, in the agreed form dated the same date as the date of this Agreement.
25. Certified copy of each of the other documents stated in the Prospectus as being available for inspection.
26. Certified copy of the Provisional Allotment Letter.
27. Memorandum of advice on Directors’ responsibilities for the Prospectus and potential liabilities in connection with the Rights Issue, in the agreed form.
28. Original letter in the form of Part A of Schedule 4 signed by a director or secretary of the Company authorised to do so.
The Banks may, in their absolute discretion, elect that delivery of any of the documents referred to in this Part B of Schedule 2 may be deferred and in lieu of any such delivery require delivery of the relevant document in a form reasonably satisfactory to them at a later time specified by the Banks.

Part C
Prior to Admission, the Company shall deliver, or procure the delivery, to Banks’ Counsel (on behalf of each of the Banks), in the agreed form, or to the extent not in agreed form, in a form acceptable to the Joint Bookrunners, of:
1. Certified copy of the resolution of the Board provisionally allotting the New Shares as referred to in Clause 6.1 and approving and authorising the despatch or publication of the Provisional Allotment Letters.
2. Copy of the signed Application for Admission of Securities to the Official List in relation to the New Shares in the form required by paragraph 3.3.2(1)R of the Listing Rules, signed by a Director or the Secretary of the Company.
3. Original and signed Application for Admission to Trading on the London Stock Exchange (LSE Form 1) in relation to the New Shares, signed by a Director or the Secretary of the Company.
4. Copy of the Participating Securities application forms in respect of the Fully Paid Rights and the Nil Paid Rights given by the Company to Euroclear certified by a Director or the Secretary of the Company.
5. Copy of an undated letter from the Company addressed to Euroclear confirming that the conditions for admission of the Nil Paid Rights and the Fully Paid Rights to CREST are satisfied.
6. Certified copy of the CREST enablement letter confirming that the conditions for admission of the New Shares to CREST are satisfied.
7. Original letter from the Company to the Banks relating to the following: (i) paragraphs 8.3.4, 8.4.8 and 8.4.9 of the Listing Rules; (ii) the fact that there has been no significant change in the financial and trading position (including indebtedness) of the Group since the Accounts Date, (iii) the sufficiency of the Company’s working capital, and (iv) extraction of financial information, in the agreed form and dated the date of Admission.
8. Original signed letter to the Banks from Company’s Counsel relating to the declaration required from the Joint Sponsors pursuant to paragraphs 8.3.4, 8.4.8 and 8.4.9 of the Listing Rules, in the agreed form and dated the date of Admission.
9. Original of a signed bring-down UK letter of the Auditors to the Banks, in the agreed form and dated the date of Admission.
10. Original of a bring-down SAS 72 comfort letter duly signed by the Auditors, in the agreed form and dated the date of Admission.
11. Original of a bring-down SAS 72 “lookalike” comfort letter duly signed by the Auditors, in the agreed form and dated the date of Admission.
12. Original of a signed Rule 10b-5 disclosure letter of each of Company’s Counsel, in the agreed form, and Banks’ Counsel dated the date of Admission.

13. Original of a signed “no registration”, “Investment Company Act” and “US tax disclosure” opinion of Company’s Counsel, in the agreed form and dated the date of Admission.
14. Original of a signed “no registration” opinion of Banks’ Counsel dated the date of Admission.
15. Original of a signed opinion of each of: (i) Company’s Counsel, in the agreed form, as English legal advisers to the Company; and (b) Banks’ Counsel, as English legal advisers to the Banks dated the date of Admission.
16. Original of a signed legal opinion of Newco Counsel, as Jersey legal advisers to the Company, in the agreed form dated the same date as the date of Admission.
17. Original letter in the form of Part A of Schedule 4 signed by a director or secretary of the Company authorised to do so.

Part D
Before despatching and publishing any Supplementary Prospectus, the Company shall deliver, or procure the delivery, to Banks’ Counsel (on behalf of each of the Banks) in the agreed form, or to the extent not in agreed form, in a form acceptable to the Joint Bookrunners, of:
1. Original letter from the Company to the Banks relating to the following: (i) paragraphs 8.3.4, 8.4.8 and 8.4.9 of the Listing Rules; (ii) the fact that there has been no significant change in the financial and trading position (including indebtedness) of the Group since the Accounts Date, (iii) the sufficiency of the Company’s working capital, and (iv) extraction of financial information, in the agreed form and dated the date of such Supplementary Prospectus.
2. Original signed letter to the Banks from the Company’s Counsel relating to the declaration required from the Joint Sponsors pursuant to paragraphs 8.3.4, 8.4.8 and 8.4.9 of the Listing Rules, in the agreed form and dated the date of such Supplementary Prospectus.
3. Original signed bring-down UK comfort letter from the Auditors, in the agreed form and dated the date of such Supplementary Prospectus.
4. Original signed letter from the Auditors relating to the declaration required from the Joint Sponsors pursuant to paragraphs 8.4.8 and 8.4.9 of the Listing Rules, in the agreed form and dated the date of such Supplementary Prospectus.
5. Original of a signed bring-down SAS 72 letter from the Auditors, in the agreed form and dated the date of such Supplementary Prospectus.
6. Original of a signed bring down SAS 72 “lookalike” letter from the Auditors, in the agreed form and dated the date of such Supplementary Prospectus.
7. Original of a signed Rule 10b-5 disclosure letter of each of Company’s Counsel, in the agreed form, as US legal advisers to the Company and Banks’ Counsel dated the date of such Supplementary Prospectus.
8. Original of a signed “no registration”, “Investment Company Act” and “US tax disclosure” opinion of Company’s Counsel, in the agreed form and dated the date of such Supplementary Prospectus.
9. Original of a signed “no registration” opinion of Banks’ Counsel dated the date of such Supplementary Prospectus.
10. Original of a signed opinion of each of: (i) Company’s Counsel, in the agreed form, as English legal advisers to the Company; and (b) Banks’ Counsel, as English legal advisers to the Banks, dated the date of such Supplementary Prospectus.
11. Original of a signed legal opinion of Newco Counsel, as Jersey legal advisers to the Company, in the agreed form dated the same date as the date of such Supplementary Prospectus.

12. Original letter in the form of Part B of Schedule 4 signed by a director or secretary of the Company authorised to do so.

Part E
On or prior to the Time of Procurement the Company will deliver, or procure the delivery, to Banks’ Counsel (on behalf of each of the Banks), of:
1. Original signed bring-down UK comfort letter from the Auditors, in the agreed form and dated the Time of Procurement.
2. Original of a signed bring-down SAS 72 letter from the Auditors, in the agreed form and dated the Time of Procurement.
3. Original of a signed bring-down SAS 72 “look-a-like” letter from the Auditors, in the agreed form and dated the Time of Procurement.
4. Original letter in the form of Part B of Schedule 4 signed by a director or secretary of the Company authorised to do so.

Part F
On or prior to 7.00 a.m. on the Settlement Date the Company will deliver, or procure the delivery, to Banks’ Counsel (on behalf of each of the Banks), of:
1. Original of a signed bring-down SAS 72 letter from the Auditors, in the agreed form and dated the Settlement Date.
2. Original of a signed bring-down SAS 72 “look-a-like” letter from the Auditors, in the agreed form and dated the Settlement Date.
3. Original of a signed Rule 10b-5 disclosure letter of each of Company’s Counsel, in the agreed form, and Banks’ Counsel pertaining to the Time of Procurement and the Settlement Date, dated the Settlement Date.
4. Original of a signed “no registration”, “Investment Company Act and US tax disclosure” opinion of Company’s Counsel, in the agreed form pertaining to the Time of Procurement and the Settlement Date, dated the Settlement Date.
5. Original of a signed “no registration” opinion of Banks’ Counsel pertaining to the Time of Procurement and the Settlement Date, dated the Settlement Date.
6. Original of a signed opinion of each of: (i) Company’s Counsel in the agreed form, as English legal advisers to the Company; and (b) Banks’ Counsel, as English legal advisers to the Banks, pertaining to the Time of Procurement and the Settlement Date, dated the Settlement Date.
7. Original of a signed legal opinion of Newco Counsel, as Jersey legal advisers to the Company, in the agreed form dated the Settlement Date.
8. Original letter in the form of Part B of Schedule 4 signed by a director or secretary of the Company authorised to do so.

SCHEDULE 3
REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
1. Compliance
1.1 The Company and each Principal Group Company (and any holding company thereof) has been duly incorporated and is validly existing as a company with limited liability under the laws of the country of its incorporation with full corporate power and authority to own, lease and operate the properties which it owns, leases and operates and to own its other assets and carry on its business as presently carried on and as intended to be carried on as described in the Prospectus.
1.2 The Group has conducted and is conducting its business, in all material respects, in accordance with all applicable laws and regulations of the United Kingdom, the United States and, to the knowledge of the Company, elsewhere and there is no order, decree or judgment of any court or any governmental or other competent authority or agency of the United Kingdom, the United States or elsewhere outstanding against any Group Company or any person for whose acts any Group Company is vicariously liable which adversely affects or is reasonably likely to have a material adverse effect on the financial position of the Company or the Group as a whole.
1.3 All orders, registrations, licences, qualifications, permissions, clearances, approvals, authorisations and consents which are material for carrying on the business of the Group have been obtained and are in full force and effect and, so far as the Company is aware, there are no circumstances which might lead to any of such orders, registrations, licences, qualifications, permissions, clearances, approvals, authorisations and consents being revoked, suspended, varied (in any material respect) or refused renewal.
1.4 All sums due in respect of the issued share capital of the Company at the date of this Agreement have been paid to and received by the Company. None of the owners or holders of any of the share capital of the Company shall, with effect from Admission, have any pre-emptive or other rights, in his capacity as such, in relation to the Group other than as set out in the articles of association of the Company.
1.5 The Company is the beneficial owner free from all Adverse Interests of the whole of the issued share capital of each Principal Group Company, other than for the Niagara Mohawk Power Corporation, KeySpan Gas East Corporation and the Brooklyn Union Gas Company, each of which has issued or will be issuing a golden share under the order of the NY Public Service Commission, which in each case is held by GSS Holdings, Inc. or another nominee of the NY Public Service Commission.
1.6 The Company and the Directors have at all times complied with the provisions of the Company’s memorandum and articles of association and the Companies Act in all material respects and have the right, power and authority under the memorandum and articles of association of the Company, or pursuant to a resolution passed in a general meeting, to enter into and perform this Agreement (including, without limitation, the power to pay commissions, fees, costs and expenses provided for in this Agreement), the Option Agreement, the Subscription and Transfer Agreement and the Receiving Agent Agreement, to make the Rights Issue, to allot and issue the New Shares in certificated and uncertificated form, to issue the Relevant Documents in the manner proposed without any sanction or consent by members of the Company or any class of them and to enter into any other agreement in connection with the Rights Issue to which it is, or is to be, a party, and, subject to Admission, there are no other consents, authorisations or approvals required by the Company in connection with the entering into and the performance of this Agreement, the Option Agreement, the Subscription and Transfer Agreement and the Receiving Agent Agreement and the actions referred to in this paragraph 1.6 which have not been irrevocably and unconditionally obtained. The Company’s existing Ordinary Shares are participating securities in, and have not been suspended from, CREST.
1.7 The allotment and issue of the New Shares, the Rights Issue, the issue and distribution of the Relevant Documents and any other document by or on behalf of the Company in connection with Admission or the Rights Issue (a) will comply, in all material respects, with all agreements to which any Group Company is a party or by which any such Group Company is bound; (b) will comply, in all material respects, with all applicable laws and regulations of the United Kingdom (including, without limitation, the Companies Act, the FSMA, the Listing Rules, the Prospectus Rules, the Disclosure Rules and Transparency Rules, the Admission and Disclosure Standards) and all applicable laws and regulations of the United States and, to the knowledge of the Company, elsewhere; (c) will comply with the memorandum and articles of association of the Company; (d) will not exceed or infringe any restrictions or the terms of any contract, indenture, security, obligation, commitment or arrangement by or binding upon the board of directors of any Group Company or their respective properties, revenues or assets or result in the implementation of any right of pre emption or any other material provision thereof, or result in the imposition or variation of any rights or obligations of the Company save where any such excess or infringement would not be, singly or in the aggregate, material in the context of the Group, the Rights Issue or Admission; and (e) is not likely to result in any other party being relieved of any material obligation or becoming entitled to exercise any material right (including any termination right or option) or in the Company or the Group losing any material benefit, right or licence which it currently enjoys or in a material liability or obligation of the Company or the Group being created or a liability or obligation of the Company or the Group being materially increased.
1.8 The New Shares will, upon allotment, be free from all Adverse Interests and will rank pari passu in all respects with the existing issued shares in the issued share capital of the Company save for the right to receive the final dividend of 24.84 pence per Ordinary Share proposed to be paid in respect of the year ended 31 March 2010, and there will be no restrictions on the subsequent transfer of the New Shares pursuant to the memorandum and articles of association of the Company or under English law.
1.9 The New Shares conform to all statements relating thereto contained in the Prospectus, and such description conforms to the rights set out in the Company’s articles of association.
1.10 The Company has complied and is in compliance in all material respects with the requirements of Euroclear and the Uncertificated Securities Regulations 2001.
1.11 This Agreement, the Option Agreement, the Subscription and Transfer Agreement, the Receiving Agent Agreement and the other agreements to be entered into by the Company in connection with Admission and the Rights Issue have been duly authorised, executed and delivered on behalf of the Company and constitute valid and legally binding obligations of the Company enforceable against it in accordance with their terms.
1.12 The Rights Issue (including without limitation, the creation, allotment and issue of the New Shares and the publication and distribution of the Relevant Documents) will be conducted in all material respects in accordance with the terms and conditions of the Relevant Documents and the Company has not contravened in any material respect the laws, rules and regulations applicable to the Rights Issue in each jurisdiction in which the New Shares are offered.
1.13 Save as pursuant to the employee share plans described in paragraph 13 of Part XI of the Prospectus, there are no rights (conditional or otherwise) (i) to require the issue of any shares or other securities (including without limitation, any loan capital) or securities convertible into or exchangeable for, or warrants, rights or options to purchase, or obligations, commitments or intentions to create the same or (ii) to sell or otherwise dispose of any shares or other securities of the Company or any Principal Group Company (or any holding company thereof) other than for the Niagara Mohawk Power Corporation, KeySpan Gas East Corporation and the Brooklyn Union Gas Company, each of which has issued or will be issuing a golden share under the order of the NY Public Service Commission, which in each case is held by GSS Holdings, Inc. or another nominee of the NY Public Service Commission.
1.14 No member of the Group or any person acting on its behalf (for the avoidance of doubt no representation is being made with respect to the Banks or any of their respective affiliates) has taken, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result in stabilisation or manipulation of the price of any security of the Company.
1.15 The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any New Shares (except as contemplated in this Agreement).
2. Relevant Documents
2.1 The Prospectus (when read together with any Supplementary Prospectus) fairly presents (or when issued and published will fairly present) the information contained therein and does not and will not, as of its date and on the dates on which this Warranty is deemed repeated (and if amended or supplemented as of the date of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
2.2 All statements of fact included in the Relevant Documents are (or when issued and published will be) fairly presented and true and accurate in all material respects and are not (or when made will not be) misleading in any material respect.
2.3 Without prejudice to the representations in 2.1 and 2.2 above, the Relevant Documents contain, or will when published contain, all particulars and information required by, and comply, or will when published comply with (to the extent applicable) the memorandum and articles of association of the Company, the Companies Act, the FSMA, the

Listing Rules, the Disclosure Rules and Transparency Rules, the Prospectus Rules, the rules and requirements of the London Stock Exchange and the FSA and, in all material respects, all other requirements of statute, statutory regulation or any regulatory body.
2.4 All expressions of opinion, intention, belief or expectation contained in any Relevant Document (following publication, if applicable) are, and were on the respective dates thereof, or will be, when published, truly and honestly held by the Directors, are fairly based and have been made on reasonable grounds after due and careful consideration and enquiry.
2.5 There are no facts or matters known, or which could on due and careful enquiry have been known, to the Company or any of the Directors omitted from any Relevant Document (following publication, if applicable), the omission of which would make any expression of opinion, intention, belief or expectation contained in a Relevant Document misleading in any material respect.
2.6 Having regard to the particular nature of the Company and the Group and the Company’s share capital and the other matters referred to in section 87A of the FSMA, the Prospectus contains all information about the Group which is or might be material for disclosure to potential investors and their professional advisers and which they would reasonably require and reasonably expect to find there for the purpose of making an informed assessment of the matters specified in section 87A(2) of the FSMA in a form which is comprehensible and easy to analyse.
2.7 Statements in Parts, V, X, and XI of the Prospectus, insofar as they purport to constitute a summary of the laws and documents referred to therein, are accurate in all material respects.
2.8 There are no matters other than those disclosed with sufficient prominence in the Prospectus or otherwise in writing to the UK Listing Authority which the Company considers should be taken into account by the UK Listing Authority in considering the application for Admission.
2.9 All information provided by the Company, its subsidiary undertakings or any of its or their officers or employees to the Banks and/or the Auditors in connection with their due diligence enquiries or similar requests for information (including, without limitation, for the purposes of the Working Capital Report and/or any other report prepared by the Auditors in connection with the Rights Issue and in respect of any updates thereto) has been supplied in good faith and, so far as the Company is aware, such information was when supplied, and remains, true and accurate in all material respects and not misleading in any material respect and no further information has been withheld, the absence of which might reasonably be considered to make such information inaccurate or misleading in any material respect or which might reasonably have affected the contents of the Working Capital Report and/or any other such report.
3. Verification Materials
The Verification Materials have been approved at a meeting of the Board or a duly authorised committee thereof and have been prepared in good faith with due care and the replies given have been prepared or approved by persons having appropriate knowledge and responsibility to enable them properly to provide such replies.
4. Previous Announcements
With respect to all Previous Announcements, all statements of fact contained therein were at the date of the relevant Previous Announcement and, save to the extent corrected in any document or announcement issued or made by or on behalf of the Company subsequent thereto, remain true and accurate in all material respects and not misleading in any material respect and all material estimates, expressions of opinion or intention or belief or expectation contained therein were at the date of the relevant Previous Announcement made on reasonable grounds and were truly and honestly held and were fairly based and there were no facts known (or which could on reasonable enquiry have been known) the omission of which would make any statement of a material fact or estimate or statement or expression of opinion, intention, belief or expectation in any of the Previous Announcements misleading and all Previous Announcements complied in all material respects with the memorandum and articles of association of the Company, the Companies Act, the FSMA, the Listing Rules, the Disclosure Rules and Transparency Rules, the Prospectus Rules, all applicable rules and requirements of the London Stock Exchange and the FSA and all other requirements of applicable statute, statutory regulation or any regulatory body. There is no existing profit forecast outstanding in respect of the Company, the Group taken as a whole, or any member thereof.
5. Derogation
All statements made or information provided by or on behalf of the Company to the London Stock Exchange or the UK Listing Authority (including in connection with any application for certain information to be omitted from the Prospectus) are (or, when made, will be) true, complete and accurate in all material respects and are not (or, when made, will not be) misleading in any material respect. There is no information which has not been disclosed in writing to the London Stock Exchange or the UK Listing Authority in connection with such an application which by its omission makes such a statement untrue, inaccurate or misleading in any material respect or which is otherwise material for disclosure to the London Stock Exchange or the UK Listing Authority.
6. Accounts
6.1 The Accounts:
(a)	have been prepared and audited in accordance with and comply with IFRS, the Companies Act, the Companies Act 1985 and all applicable laws and regulations in the United Kingdom;

(b)	give a true and fair view of the financial condition and of the state of affairs of the Company and the Group as at the end of each of the relevant financial periods (including the Accounts Date) and of the profit, loss, cash flow and changes in equity of the Company and the Group for such periods;

(c)	are in accordance with IFRS applied on a consistent basis throughout the periods involved;

(d)	either make proper provision for or, where appropriate, in accordance with IFRS, include a note in respect of all liabilities (which includes, for the avoidance of doubt, the tax liabilities) or commitments, whether actual, deferred, contingent or disputed of the Group; and

(e)	have been prepared after due and careful enquiry by the Company and, where applicable, its subsidiaries, and are prepared on the basis set out in the Prospectus consistently with the accounting policies of the Group.
6.2 The summary and selected financial information on the Group set out in the Prospectus has been duly and carefully extracted from the Accounts and has been properly compiled on a basis consistent with the accounting policies applied in the Accounts.
6.3 The information contained in the statement of capitalisation and indebtedness set out in the Prospectus presents fairly the information contained therein, has been accurately extracted from the Company’s records and properly compiled on the basis described therein and on a basis that is consistent with the accounting policies applied in the Accounts. The information contained in the statement of capitalisation and indebtedness is in accordance with the Listing Rules, the Prospectus Rules and the Admission and Disclosure Standards, and the assumptions used in the preparation of such statement are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.
6.4 Save to the extent set out in the Accounts, no Group Company has any off-balance sheet financing, investment or liability material for disclosure in the Prospectus.
6.5 The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by, or under the supervision of, the Company’s principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
6.6 The Directors have established procedures which provide a reasonable basis for them to make proper judgements on an ongoing basis as to the financial position and prospects of the Company and each Group Company.
6.7 Each of the Company and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that:
(a)	transactions are executed in accordance with management’s general or specific authorisation;

(b)	transactions are recorded as necessary to permit preparation of financial statements by the Company on a consolidated basis in conformity with IFRS and the Companies Act and the rules and regulations thereunder and to maintain accountability for assets;

(c)	access to assets is permitted only in accordance with management’s general or specific authorisation; and

(d)	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
6.8 There are no, and during the past three years have been no (i) material weaknesses in the Company’s internal controls over financial reporting (whether or not remedied) of the Company or the Group, (ii) change in the Company’s internal controls over financial reporting of the Company or the Group that has materially affected, or is reasonably likely to materially affect, the Company’s internal controls over financial reporting, of the Company or the Group, or (iii) fraud that involves any member of management of the Company or of any member of the Group, in each case of grade A or B status, or, to the extent material, any other employee of the Company or any member of the Group.
6.9 The Auditors, who have audited the Company’s consolidated financial statements and supporting notes as at and for the years ended 31 March 2008, 2009 and 2010, are independent auditors with respect to the Group, as required by the Listing Rules and the Prospectus Rules.
7. Position since Accounts Date
7.1 Since the Accounts Date:
(a)	each Group Company has carried on its respective business in all material respects in the ordinary course, and there has been no Material Adverse Change;

(b)	there has been no material impairment to charges in respect of any assets of the Company or of any Group Company and there has been no material increase in the provisions of the Company or of any Group Company;

(c)	save as expressly disclosed in paragraph 16 of Part XI of the Prospectus, no Group Company has, otherwise than in the ordinary course of business, entered into or assumed or incurred any material contract, oral or written commitment (whether in respect of capital expenditure or otherwise), borrowing, indebtedness in the nature of borrowing, guarantee, liability (including contingent liability) or any other material agreement or obligation;

(d)	no debtor has been released by the Company to an extent which is material in relation to the Group taken as a whole on terms that he pays less than the book value of his debt and no debt of such material amount owing to the Company or any Group Company has been deferred, subordinated or written off or has proven irrecoverable to any material extent;

(e)	no Group Company has been involved in any transaction which has resulted or is likely to result in any material liability for Tax on the Company or any Group

Company other than a transaction in the ordinary course of business or which is provided for in the Accounts; and

(f)	no Group Company has been in default in any material respect under any agreement or arrangement to which any Group Company is a party and which is or might be material and there are no circumstances likely to give rise to such violation or default.
8. PRO FORMA FINANCIAL INFORMATION
The unaudited pro forma financial information in Part IX of the Prospectus presents fairly the information shown therein, has been duly and carefully prepared in accordance with the Prospectus Rules and all other applicable requirements and guidelines, has been properly compiled on the bases described therein and is presented on a basis consistent with the accounting policies of the Group; all the assumptions used in the preparation thereof are reasonable and appropriate to give effect to the transactions and circumstances referred to therein.
9. Working Capital Report
9.1 The Working Capital Report has been approved by the Directors or a duly authorised committee thereof and has been made after due and careful enquiry and consideration. All statements of fact therein are true and accurate in all material respects and not misleading in any material respect, all expressions of opinion, intention, belief or expectation contained therein are made on reasonable grounds after due and careful enquiry and consideration and are honestly held by the Directors and are fairly based, there are no other facts known or which could on reasonable enquiry have been known to the Company, the omission of which would make any such statement or expression in the Working Capital Report misleading in any material respect, all the bases and assumptions on which the Working Capital Report is based are, in the opinion of the Company, reasonable and, in the Company’s opinion, there are no other material assumptions on which the Working Capital Report ought to have been based which have not been made. In this paragraph 9.1 and in paragraph 9.2, “material” shall mean material in the context of the cash flow and working capital projections or the Working Capital Report.
9.2 The cash flow and working capital projections contained in the Working Capital Report have been prepared by the Company on a reasonable basis after due and careful enquiry and take into account all material matters and sensitivities of which the Company is aware concerning the Company and each of its consolidated subsidiaries.
9.3 The Company is of the opinion that, after taking into account existing available bank and other facilities and the net proceeds of the Rights Issue, the Group has sufficient working capital for its present requirements, that is for at least 18 months from the date of the Prospectus.
10. no significant change
Since the Accounts Date, there has been no significant change in the financial or trading position of the Group.

11. Guarantees, indemnities, borrowings and default
11.1 Save for guarantees or indemnities given by any Group Company in the ordinary course of business and save for any indemnities given by the Company pursuant to this Agreement and save as expressly disclosed in Part VIII of the Prospectus, no Group Company has given or has agreed to give any guarantee or indemnity or similar obligation in favour of a third party and no Group Company has any current or prospective liability in respect of such guarantee, indemnity or similar obligation, howsoever arising, which could have a material adverse effect on the Group or on the Rights Issue or Admission.
11.2 No event has occurred nor have any circumstances arisen (and the making and completion of the Rights Issue and the allotment and issue of the New Shares will not give rise to any such event or circumstance) so that any person is or would be entitled, or could, with the giving of notice or lapse of time or the fulfilment of any condition or the making of any determination, become entitled, to require repayment before its stated maturity of, or, so far as the Company is aware, to take any step to enforce any security for, any indebtedness of any member of the Group which is material in the context of the Group’s borrowings or working capital projections and no person to whom any indebtedness, which is material in the context of the Group’s borrowings or working capital projections, of any member of the Group is owed has demanded or, so far as the Company is aware, threatened to demand repayment of, or taken or threatened to take any step to enforce any guarantee, indemnity or other security for, the same.
11.3 All of the Group’s borrowing facilities referred to in the Working Capital Report (together, for the purpose of this paragraph 11.3, the Facilities) have been duly executed on behalf of the relevant Group Company and are in full force and effect. To the best of the knowledge, information and belief of the Company, all undrawn amounts under such Facilities are or will be capable of drawdown and there is nothing known, or which could on reasonable enquiry be known, to the Company that would give cause for undrawn amounts under any Facilities not being available for drawing as and when required.
11.4 Save as expressly disclosed in paragraph 5.4 of Part IV, paragraphs 2.1.3 and 2.4 of Part V and Appendix A to the Chairman’s Letter in Part I of the Prospectus, there are no companies, undertakings, partnerships or joint ventures in existence whose results are not consolidated with the results of the Group, but whose default would affect the indebtedness or increase the contingent liabilities of the Group to an extent which would be reasonably likely to have a material adverse effect on the financial or trading position of the Group or on the Rights Issue or Admission.
11.5 The amounts borrowed by each Group Company do not exceed any limitation on its borrowing contained in its articles of association, any debenture or other deed or document binding upon it.
11.6 No event or circumstance exists, has occurred or arisen or, so far as the Company is aware, is about to occur which constitutes or results in, or would with the giving of notice and/or lapse of time and/or the making of a relevant determination, constitute, or result in, termination of or a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any Group Company is a party or by which any such Group Company or any of its properties, revenues or assets are bound, which would, or could reasonably be expected (singly or in the aggregate) to give rise to a Material Adverse Change.
12. Taxation
Taxation Compliance
12.1 Each Group Company (duly and within appropriate time limits) has made all material returns, given all material notices and supplied all material information required to be supplied to all relevant tax authorities and maintained all material records required to be maintained for tax purposes and all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on a proper basis and each Group Company has, paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it to the extent that any of the foregoing is due and payable and except to the extent that any of the forgoing is currently being contested in good faith.
12.2 Save as expressly disclosed in the Prospectus, no Group Company is involved in any dispute or investigation with any tax authority, nor has any enquiry been raised by any tax authority in respect of any Group Company, which could give rise to a Material Adverse Change.
13. JERSEYCO
13.1 JerseyCo is and has since the date of its first board meeting been resident in the United Kingdom and nowhere else for UK tax purposes and JerseyCo will, whilst the JerseyCo Ordinary Shares and/or the JerseyCo Preference Shares are held by JerseyCo Subscriber (and immediately following the transfer of the JerseyCo Ordinary Shares and/or the JerseyCo Preference Shares to the Company) remain resident in the United Kingdom and nowhere else for UK tax purposes;
13.2 No share register of JerseyCo is, nor at any time up to the date on which JerseyCo Subscriber is no longer to hold an interest in JerseyCo’s share capital will be, located or kept in the United Kingdom by or on behalf of JerseyCo.
14. Litigation
14.1 Save as expressly disclosed in paragraph 15 of Part XI of the Prospectus, no Group Company nor any of its officers or agents or employees is involved, or has within the last 12 months immediately preceding the date of this Agreement been involved, in any civil, criminal, arbitration, administrative, governmental or other proceedings or governmental regulatory or similar investigation or enquiry, whether as plaintiff, defendant or otherwise which, by itself or with other proceedings, is of material importance in the context of the Group or may have a significant effect on the Group’s financial position or profitability.
14.2 Save as expressly disclosed in paragraph 15 of Part XI of the Prospectus, no litigation or arbitration, administrative, governmental, civil, criminal or other proceedings nor governmental, regulatory or similar investigation or enquiry are pending or, so far as the Company is aware, have been threatened by or against any Group Company or any of their respective officers or (so far as the Company is aware) agents or employees in relation to the affairs of any Group Company and, to the best of the knowledge, information and belief of the Company and the Directors, there are no facts or circumstances likely to give rise to any such litigation or arbitration, administrative, criminal, governmental, civil, or other proceedings or governmental, regulatory or similar investigation or enquiry, in each case, to an extent which, by itself or with other proceedings, is of material importance in the context of the Group or may have a significant effect on the Company’s or the Group’s financial position or profitability taken as a whole.
14.3 Save as expressly disclosed in paragraph 15 of Part XI of the Prospectus, no Group Company nor any of its officers or agents or employees in relation to the affairs of any Group Company has been a party to any undertaking or assurance given to any court or governmental agency or the subject of any injunction which is still in force and which, by itself or with other proceedings, is of material importance in the context of the Group or may have a significant effect on the Company’s or the Group’s financial position or profitability taken as a whole.
14.4 For the purpose of this paragraph 14, proceedings includes any action by any governmental, public or regulatory authority (including any investment exchange or any authority or body which regulates investment business or takeovers or which is concerned with regulatory, licensing, competition taxation matters or matters concerning Intellectual Property Rights).
15. Arrangements with Directors and shareholders
15.1 There are no loans made by any Group Company to any of the shareholders of the Company and/or any of the directors of any Group Company and/or any associate of any of them to the extent material.
15.2 There are no debts owing to any Group Company by any of the shareholders of the Company and/or any of the directors of any Group Company and/or any associate of any of them to the extent material.
15.3 Except for the articles of association of the Company and any service agreement with a Director, there are no existing contracts or engagements to which any Group Company is a party and in which any of the directors of any Group Company and/or any associate of any of them is interested other than matters subject to paragraph 1 of Annex1R to Chapter 11 of the Listing Rules.
15.4 The Company is not aware of any claim, demand or right of action against any Group Company otherwise than for accrued remuneration in accordance with their contracts of employment by any officer or employee (or former officer or employee) of the Group and/or any associate of them which is or might reasonably be expected to be material.
15.5 So far as the Company is aware, (a) no Director nor any person connected with such Director is in breach of any restrictive covenant, employment agreement or contract for services which would or might affect the Company or any other Group Company; (b) no employees of the Group nor any person connected with any such employee is in breach of any restrictive covenant, employment agreement or contract for services which would or might have a material adverse effect on the Company or any other Group Company; and (c) so far as the Company is aware, there are no circumstances which might give rise to any claim of such a breach or any other dispute with any employer, former employer or other person for whom any Director or employee of the Group provides or has provided services which is or might reasonably be expected to be material.
15.6 No Director has given notice of termination of his contract of employment or terms of appointment or has indicated an intention to resign from the Company or Group Company. So far as the Company is aware, no director of any Group Company has given notice of termination of his terms of appointment or has indicated to the Company or to the relevant Group Company an intention to resign where such termination or resignation is or might reasonably be expected to be material.
16. related party transactions
16.1 Save as expressly disclosed in paragraph 17 of Part XI of the Prospectus, the Company or any Group Company has not entered into any related party transaction (within the meaning set out in the IFRS) in the period covered by the financial information contained in the Prospectus.
17. Competition
17.1 No Group Company is a party to (or is concerned in) any agreement, arrangement, concerted practice or course of conduct which infringes, or of which particulars have or should have been delivered to any relevant governmental or other authority in any jurisdiction under any relevant legislation in any territory regarding anti-competitive or restrictive trade or business practices or which falls within Articles 81 and/or 82 of the EC Treaty, or otherwise.
17.2 No Group Company is, or has been, in connection with its business or that of any other Group Company, engaged in any practice which contravenes any such legislation as is referred to in the preceding paragraph or, so far as the Company is aware, is under investigation by any authority referred to in the preceding paragraph or which is the subject of undertakings to any such authority and, so far as the Company is aware, none of the practices carried on by any Group Company contravenes or may contravene any such legislation or is likely to be subject to such investigation.
18. Insurance
(i) The Group is insured to what the Company reasonably believes to be adequate levels for its business and the businesses of the Group Companies, (ii) all such insurances are in full force and effect and to the best knowledge, information and belief of the Company, there are no circumstances existing which could render any such insurances void or voidable and (iii) so far as the Company is aware, there is no material insurance claim pending, threatened or outstanding in relation to any Group Company and all premiums due in respect of all insurances have been duly paid. Neither the Company nor any Group Company has been refused any insurance coverage sought or applied for in the 12 months prior to the date of this Agreement and neither the Company nor any other Group Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business. The Company reasonably believes that the Group has appropriate disaster recovery arrangements in place if its premises or systems become unusable for any reason.
19. Information technology
19.1 In the 12 months prior to the date of this Agreement, the Group did not suffer any failures or bugs in or breakdowns of any IT Systems used in connection with the businesses of the Group which have caused any material disruption or interruption in or to its use and the Company is not aware of any fact or matter which may so materially disrupt, interrupt or affect the use of such equipment following the date of this Agreement on the same basis as it is presently used.
19.2 Each Group Company is validly licensed to use the software which is material for use in its business.
20. Rating
The Company has not received notice of any intended or potential downgrading of the rating assigned to any of the Company’s (or any other member of its Group’s) credit or debt by a “nationally recognized statistical rating organization”, as that term is defined by the US Securities and Exchange Commission for the purposes of Rule 436(g)(2) under the Securities Act, which would or might reasonably be expected to be material.
21. Share options
21.1 The particulars of the share option schemes or share incentive plans contained in the Prospectus and, in particular, the information as to the dates on which options and awards may be exercised or vest and the number of options and awards granted (conditionally or otherwise) on or before the date of this Agreement are accurate in all material respects and not misleading in any material respect.
22. Pension schemes
Save as expressly disclosed in paragraphs 8 and 14 of Part XI of the Prospectus (it being acknowledged that arrangements referred to in paragraph 7 of Part XI of the Prospectus may also be available to other employees) or in note 30 to the National Grid plc financial statements, the Group is not paying, and is not under any liability (actual or contingent) to pay or secure (other than by payment of employers’ contributions under national insurance or social security legislation), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.
23. Labour matters
No labour problem, dispute, slow-down, stoppage or disturbance involving the employees of the Company or any other Group Company exists, or so far as the Company is aware, is threatened and the Company is not aware of any existing or threatened labour disturbances by the employees of any suppliers, manufacturers, clients or contractors of the Company or any other Group Company, which, in each case, is or is reasonably likely to be material.

24. Agreements
There is no agreement, undertaking, instrument or arrangement requiring the creation, allotment, issue, redemption or repayment, or the grant to any person of the right (whether conditional or not) to require the allotment, issue, redemption or repayment, of any shares in the capital of the Company or any Principal Group Company (or any holding company thereof) (including, without limitation, an option or right of pre-emption or conversion) which is or might reasonably be expected to be material.
25. Insolvency
25.1 No Group Company is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.
25.2 Since April 2007, no order has been made, petition presented (other than such petitions that the Company reasonably believes to be frivolous) or resolutions passed for the winding up of any Group Company and no meeting has been convened for the purpose of winding up any Group Company.
25.3 Since April 2007, so far as the Company is aware, no steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of the assets of any Group Company.
26. Environmental
26.1 Save as expressly disclosed in paragraph 7 of Part V of the Prospectus, and so far as the Company is aware, neither the Company nor any other Group Company is in violation of any federal state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, noise, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, biological materials, wastes, toxic substances, hazardous substances, petroleum or petroleum products or nuclear or radioactive material (collectively, Hazardous Materials) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, Environmental Laws)) which is or might reasonably be expected to be material.
26.2 Save as expressly disclosed in paragraph 7 of Part V of the Prospectus, there are no material claims, proceedings, actions or investigations pending against the Group with respect to non-compliance with or liability (whether actual or prospective), obligation or duty under Environmental Laws nor, so far as the Company is aware, have any such claims, proceedings, actions or investigations been threatened.
26.3 The Company and all other Group Companies have all material permits, licences, authorisations and approvals for their respective businesses required under any applicable Environmental Laws and are each in compliance with their requirements in all material respects.

27. Regulatory
27.1 Each Group Company required to be licensed is duly licensed in its jurisdiction of incorporation and domicile and, except as would not reasonably be expected to be material, is duly licensed or authorised in each other jurisdiction where it is required to be licensed or authorised to conduct its business as described in the Prospectus.
27.2 Save as expressly disclosed in paragraph 15 of Part XI of the Prospectus, no Group Company nor any of its officers has failed to comply in any material respect with any statutory provision or any rules, regulations, directions, requirements, notices and provisions of any regulatory body applying to such Group Company in relation to its business.
28. Money Laundering
The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the Money Laundering Laws) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge, information and belief of the Company, threatened.
29. United States securities regulations
29.1 None of the Company, nor any other Group Company, nor to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company, is aware of or has taken any action that could result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder (the FCPA) (including, without limitation, making use of the mail or any means or instrument of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political office, in contravention of the FCPA), the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (the OECD Convention) or any similar law or regulation, to which the Company, any other member of the Group, any director, officer, agent, employee of any member of the Group or, to the knowledge of the Company, any affiliate is subject; and the Company, each Group Company and to the knowledge of the Company, any director, officer, agent or employee of any Group Company or affiliate have conducted their businesses in compliance with the FCPA, the OECD Convention and any applicable similar law or regulation applicable to it or to them and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
29.2 None of the Company, its affiliates (as defined in Rule 405 under the Securities Act, or any person acting on its or their behalf (which, for the avoidance of doubt, shall not include the Banks or any of their affiliates or persons acting on its or their behalf, as to whom the Company makes no representation, warranty or undertaking) has engaged or will engage in any “directed selling efforts” (within the meaning of Rule 902(c) of Regulation S under the Securities Act) with respect to the New Shares, the Nil Paid Rights or the Fully Paid Rights.
29.3 The Company is a “foreign issuer” (as defined in Regulation S under the Securities Act).
29.4 The Company reasonably believes that there is no “substantial U.S. market interest” (as defined in Rule 902(j) of Regulation S under the Securities Act) in any of the New Shares, the Nil Paid Rights or the Fully Paid Rights or any security of the same class or series as the New Shares, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights.
29.5 None of the Company, its affiliates or any person acting on behalf of any of them (which, for the avoidance of doubt, shall not include the Banks or any of their affiliates or persons acting on its or their behalf, as to whom the Company makes no representation, warranty or undertaking) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D under the Securities Act) in the United States in connection with any offer or sale of the New Shares, the Nil Paid Rights or the Fully Paid Rights and nor will any such person offer or solicit any offers to buy any New Shares the Fully Paid Rights or Nil Paid Rights in any manner involving a public offering in the United States within the meaning of Section 4(2) of the Securities Act.
29.6 None of the Company, its affiliates or any person acting on behalf of any of them (which, for the avoidance of doubt, shall not include the Banks or any of their affiliates or persons acting on its or their behalf, as to whom the Company makes no representation, warranty or undertaking) has, directly or indirectly, (a) made or will make offers or sales to buy any security, (b) solicited or will solicit offers or sales to buy any security, or (c) otherwise negotiated or will negotiate in respect of any security, in any case under circumstances that would require the registration of the New Shares the Nil Paid Rights or the Fully Paid Rights under the Securities Act.
29.7 The Company is not and, immediately after giving effect to the Rights Issue and the application of the proceeds thereof as set forth in the Prospectus or any Supplementary Prospectus, will not be, an “investment company” as such term is defined in the U.S. Investment Company Act of 1940.
29.8 Neither the Company nor, so far as the Company is aware, any officer, agent, employee or other person associated with or acting on behalf of the Company or any Group Company has, in connection with the business of the Company or any of its subsidiaries: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
29.9 None of the Company, any Group Company, any director, officer or, to the knowledge of the Company, agent, employee or Affiliate of the Company, is currently the subject of any sanctions administered by The Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC) or any similar sanctions or measures imposed by the European Union and for the United Nations and/or her Majesty’s Treasury or other relevant sanctions authority (collectively, Sanctions) and the Company will not directly or indirectly use the proceeds of the Rights Issue or lend, contribute or otherwise make available such proceeds to any other joint venture partner or entity, for the purpose of financing the activities of any person subject to any Sanctions.
29.10 The Company does not believe that it is and does not expect to become (whether as a result of the receipt and application of the proceeds of the sale of the New Shares, the Provisional Allotment Letters, or the Fully Paid Rights or otherwise) a “passive foreign investment company” within the meaning of section 1297 of the US Internal Revenue Code of 1986.
29.11 The Company shall use all reasonable endeavours to ensure that the Registrar shall attach a legend substantially to the following effect to each of the certificates for, or other written evidence of, the New Shares, the Nil Paid Rights or the Fully Paid Rights, which are delivered to subscribers in the United States in certificated form:
“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (B) IN A TRANSACTION PURSUANT TO ANOTHER EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THE SHARES REPRESENTED HEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE SHARES MAY NOT BE DEPOSITED INTO ANY UNRESTRICTED DEPOSITARY RECEIPT FACILITY IN RESPECT OF SHARES ESTABLISHED OR MAINTAINED BY A DEPOSITARY BANK. EACH HOLDER, BY ITS ACCEPTANCE OF THESE SHARES, REPRESENTS THAT IT UNDERSTANDS AND AGREES TO THE FOREGOING RESTRICTIONS.”
29.12 For so long as any of the New Shares, the Nil Paid Rights or the Fully Paid Rights are “restricted securities” as defined in Rule 144(a)(3) of the US Securities Act, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 of the Securities Act), to resell in the United States any of the New Shares, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights that have been re-subscribed for by them.
Save where expressly otherwise provided and subject to the definition of Material Adverse Change in Clause 1.1, when the scope of any warranty, representation or undertaking given in this Schedule 3 is otherwise qualified by expressions such as material, in any material respect or any similar or analogous expression, such expression shall be construed to mean material in the context of the Company, the Group, the Rights Issue or Admission.

SCHEDULE 4
LETTER OF CONFIRMATION
Part A
[On the letterhead of the Company]

To:	[•]

[•]

[•]

[•]
[ ] 2010
Dear Sirs
We refer to the Underwriting Agreement between us dated 20 May 2010 (the Underwriting Agreement) and to the conditions set out in Clause 2.1 of the Underwriting Agreement (the Conditions). References in this letter to Clauses are to Clauses of the Underwriting Agreement and words and expressions defined in the Underwriting Agreement have the same meaning herein.
We hereby confirm that:
(a)	we have complied in all material respects with all our obligations under the Underwriting Agreement which fall to be performed to date;

(b)	each of the Conditions, other than that contained in Clause 2.1(g), is satisfied as at the delivery of this letter;

(c)	we are not aware of any reason why the Conditions will not continue to be satisfied until Admission; and

(d)	none of the representations, warranties or undertakings referred to in Clause 11 of the Underwriting Agreement was breached or unfulfilled or untrue, inaccurate or misleading at the date of the Underwriting Agreement in any respect and, so far as we are aware, there has been no change in circumstances such that if repeated by reference to the facts and circumstances subsisting at the date hereof any of such representations, warranties or undertakings would be breached or unfulfilled or untrue or inaccurate or misleading in any respect.
We undertake to notify you immediately if the confirmations contained in this letter could not continue to be given by us at any time prior to Admission (in each case by reference to the facts and circumstances then existing).

Yours faithfully
Director/Secretary

Part B
[On the letterhead of the Company]

To:	[•]

[•]

[•]

[•]
[ ] 2010
Dear Sirs
We refer to the Underwriting Agreement between us dated 20 May 2010 (the Underwriting Agreement). Words and expressions defined in the Underwriting Agreement have the same meaning herein.
We hereby confirm that:
(a)	we have complied in all material respects with all of our obligations under the Underwriting Agreement which fall to be performed to date; and

(b)	none of the representations, warranties or undertakings referred to in Clause 11 of the Underwriting Agreement was breached or unfulfilled or untrue, inaccurate or misleading at the date of the Underwriting Agreement in any respect and so far as we are aware there has been no change in circumstances such that if repeated by reference to the facts and circumstances subsisting at the date hereof any of such representations, warranties or undertakings would be breached or unfulfilled or untrue or inaccurate or misleading in any respect.

Yours faithfully
Director/Secretary

SCHEDULE 5
SELLING RESTRICTIONS
United States
1. Each of the Banks severally, and not jointly or jointly and severally, acknowledges that none of the Nil Paid Rights, Fully Paid Rights or the New Shares have been or will be registered under the Securities Act and may not be offered or sold within the United States, except pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act; and agrees, represents, warrants and undertakes that (i) neither the Prospectus nor any Provisional Allotment Letter will be sent directly or indirectly by it to the Excluded Shareholders, with the exception of persons reasonably believed to be QIBs; (ii) none of the Banks nor any of their respective affiliates, nor any person acting on its or their behalf has solicited or will solicit offers for, or has offered, sold or procured subscribers or purchasers for or will offer, sell or procure subscribers or purchasers for, Nil Paid Rights, Fully Paid Rights or New Shares by means of, or has engaged or will engage in any form of, any general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) or otherwise in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act, (iii) the Banks, nor any of their respective affiliates, nor any person acting on its or their behalf, has engaged or will engage in any directed selling efforts (within the meaning of Regulation S under the Securities Act) with respect to the Nil Paid Rights, Fully Paid Rights or New Shares, and (iv) neither the Banks, nor any person acting on its or their behalf, has offered or sold or solicited offers for or procured subscribers or purchasers for and will offer or sell, or solicit offers for or procure subscribers or purchasers for, the Nil Paid Rights, Fully Paid Rights or New Shares, as contemplated by this Agreement at any time, except (A) through its US registered broker-dealer affiliate to or from persons in the United States whom it reasonably believes are QIBs, or if any such person is buying for one or more institutional accounts of which such person is acting as fiduciary or agent, only when such Bank reasonably believes that each such account is a QIB, and pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act (US Sales); or (B) in offshore transactions within the meaning, and meeting the requirements, of Rule 903 under Regulation S of the Securities Act. In connection with any US Sales, each of the Banks severally agrees that it will procure an executed QIB Rump letter from any subscriber for the New Shares that were not originally taken up in the Rights Issue, who is located in the United States. European Economic Area
European Economic Area
2. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive 2003/71/EC (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), each of the Company, and the Banks severally, and not jointly or jointly and severally, represents and warrants it has, to the best of its knowledge, not made and will not make an offer of any Nil Paid Rights, Fully Paid Rights or New Shares to the public in that Relevant Member State prior to the publication of the Prospectus in relation to the Nil Paid Rights, Fully Paid Rights or New Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in the Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of any Nil Paid Rights, Fully Paid Rights or New Shares to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of: (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Joint Bookrunners for any such offer; and

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, subject to obtaining the prior consent of the Joint Bookrunners for any such offer, provided that no such offer of Nil Paid Rights, Fully Paid Rights or New Shares shall result in a requirement for the publication by the Company, or any of the Banks of a prospectus pursuant to Article 3 of the Prospectus Directive.
3. For the purposes of this provision, the expression “an offer of any Nil Paid Rights, Fully Paid Rights or New Shares to the public” in relation to any Nil Paid Rights, Fully Paid Rights or New Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Rights Issue and any Nil Paid Rights, Fully Paid Rights or New Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Nil Paid Rights, Fully Paid Rights or New Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.
United Kingdom
4. Each of the Banks represents, warrants and undertakes to the Company that it has only communicated or caused to be communicated and will only communicate or cause to be communicated in the United Kingdom any invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received by it in connection with the issue and or sale of the Nil Paid Rights, Fully Paid Rights or New Shares in circumstances in which Section 21(1) of FSMA does not apply to the Company.

SCHEDULE 6
UNDERWRITERS AND DUE PROPORTIONS

		Underwriting
		commitment (no. of
		Underwritten
Name	Address	Shares)	Due Proportion (%)
[•]	[•]	330,146,339	33 1/3

	Fax number: [•]

	For the attention of: ECM Syndicate Desk

[•]	[•]	330,146,339	33 1/3

	Fax number: [•]

	For the attention of: ECM Syndicate Desk

[•]	[•]	330,146,339	33 1/3

	Fax number: [•]

	For the attention of: Head of Equity Capital Markets

SCHEDULE 7
UNDERTAKINGS
1. The Company will duly perform all of its obligations in connection with the Rights Issue arising pursuant to this Agreement, any of the Relevant Documents, the Option Agreement, the Subscription and Transfer Agreement and the Receiving Agent Agreement (and will, in the case of the Option Agreement and the Subscription and Transfer Agreement, procure that Newco duly performs all of its obligations thereunder) or otherwise and (a) will not, without the prior written consent (not to be unreasonably withheld or delayed) of the Joint Bookrunners, seek to modify, vary or supplement any of the terms and conditions of any of those agreements, or of the Rights Issue or to extend the period(s) during which the Rights Issue is open for application or acceptance, and will not seek to modify, vary or supplement any of the terms and conditions of any such agreement or grant any release, waiver or indulgence in relation to any obligation of another party to any such agreement or extension of time for performance of any such obligation and will duly and promptly enforce all rights it may have under each such agreement.
2. The Company will promptly provide to the Banks, during the period commencing on the Publication Date and ending on the date that is 90 days after the Settlement Date, as many copies of the Prospectus and any Supplementary Prospectus thereto as they may reasonably request.
3. The Company will comply with the FSMA, the Listing Rules and the Prospectus Rules so as to permit the completion of the distribution of the New Shares as contemplated in this Agreement and in the Relevant Documents in compliance therewith and in compliance with all other applicable laws or regulations, in each case, insofar as they are relevant to the Rights Issue.
4. If it shall be necessary, in the reasonable opinion of the Company and its advisers or the Joint Bookrunners or their legal advisers, at any such time, until the Settlement Date to amend or supplement any Relevant Documents in order to comply with the requirements of the FSMA, the Listing Rules and/or the Prospectus Rules (as the case may be) and/or ensure that the Relevant Documents remain true and accurate in all respects and not misleading up to the Settlement Date, the Company will promptly prepare and (if required) file with the FSA (or procure the filing with the FSA of) such amendment or supplement as may be necessary to correct such statement or omission or to make such Relevant Documents comply with such requirements. Before amending or supplementing any Relevant Documents, the Company will furnish the Joint Bookrunners with a copy of each such proposed amendment or supplement, and will not make any such proposed amendment or supplement without the prior written consent (not to be unreasonably withheld or delayed) of the Joint Bookrunners, provided always that, subject to the terms of Clause 3.4, (i) nothing in this paragraph shall prevent the Company or the Directors from complying with their obligations at law or under the Prospectus Rules, the Listing Rules or the FSMA having taken into account any requests of the Joint Bookrunners which are reasonable in the context of the Rights Issue or the Banks’ obligations under this Agreement; and (ii) this paragraph shall be without prejudice to the rights of the Banks pursuant to Clauses 2.3, 2.4 and Clause 15.
5. As at the date of any amended Relevant Document or supplement to a Relevant Document prepared by the Company in accordance with the terms of this Agreement, the

Warranties contained in Schedule 3 hereof will be true and accurate with respect to any Relevant Document as so amended or supplemented as if repeated as at such date.
6. The Company undertakes to use all reasonable endeavours to procure Admission not later than 8.00 a.m. on 26 May 2010 (or such later time and/or date, being no later than 1 June 2010, as the Company and the Joint Bookrunners may agree).
7. The Company undertakes that:
(a)	the Company shall not and the Company shall procure that no member of the Group will, between the date hereof and the Settlement Date, circulate, distribute, despatch, publish, issue or make (or authorise any other person to circulate, distribute, despatch, publish, issue or make), either individually or jointly with any other person, any press or public announcement or communication concerning the Company, the Group or any member of the Group or the Rights Issue, or any other transaction, or otherwise relating to the assets, liabilities, profits, losses, financial or trading condition or the earnings, business affairs or business prospects of the Company, the Group or any member of the Group (except for routine communications in the ordinary course of business and consistent with past practice), whether in response to enquiries or otherwise, without the prior written consent of the Joint Bookrunners (such consent not to be unreasonably withheld or delayed) and the Company shall not, and the Company shall procure that no member of the Group will, without the prior written consent of the Joint Bookrunners (such consent not to be unreasonably withheld or delayed), take any steps which may lead to the Company being required by law, the FSA or the London Stock Exchange to make any such announcement or communication, except in the ordinary course of business and consistent with past practice;

(b)	for a period from the Settlement Date to 27 July 2010, the Company shall not and the Company shall procure that no member of the Group will circulate, distribute, despatch, publish, issue or make (or authorise any other person to circulate, distribute, despatch, publish, issue or make), either individually or jointly with any other person, any press or public announcement or communication concerning the Company, the Group or any member of the Group or the Rights Issue, or any other transaction, or otherwise relating to the assets, liabilities, profits, losses, financial or trading condition or the earnings, business affairs or business prospects of the Company, the Group or any member of the Group (except for routine communications in the ordinary course of business and consistent with past practice), whether in response to enquiries or otherwise, without having first consulted with the Joint Bookrunners and the Company shall not, and the Company shall procure that no member of the Group will, without having first consulted with the Joint Bookrunners, take any steps which may lead to the Company being required by law, the FSA or the Exchange to make any such announcement or communication, except in the ordinary course of business and consistent with past practice; and

(c)	the Company shall use all reasonable endeavours to procure that employees of the Company and its subsidiaries and advisers to and agents of the Company observe the restrictions set out in paragraph 7(a) and paragraph 7(b) of this Schedule 7 as if they were parties thereto.

8. The Company shall not, and the Company shall procure that no member of the Group will: (i) between the date hereof and the Settlement Date, without the prior written consent of the Joint Bookrunners (such consent not to be unreasonably withheld or delayed); and (ii) from the day immediately following the Settlement Date until 27 July 2010, without having first consulted with the Joint Bookrunners (and taken into account any of their requests which are reasonable in the context of the Rights Issue or the Joint Bookrunners’ obligations under this Agreement), take any step which would be materially inconsistent with, or represent a material departure from or new development in, any disclosure or expression of policy or intention or statement contained in the Prospectus or which could be material and adverse to the condition of the Company or the Group.
Furthermore, for a period from the date hereof up until 27 July 2010, the Company will discuss with the Joint Bookrunners the entry into or variation of any agreement, commitment, transaction or arrangement which is or may be material in the context of the business or affairs of the Company or the Group or in relation to the Rights Issue or any material new developments in its sphere of activity and any material change in the Company’s financial condition or in the performance of its business.
9. The Company undertakes to each of the Banks that, during a period of 6 months from the date of Admission, it will not, without the prior written consent of the Joint Bookrunners, directly or indirectly, offer, issue, lend, sell or contract to sell, issue options in respect of, or otherwise dispose of, directly or indirectly, or announce an offering or issue of, any Ordinary Shares (or any interest therein or in respect thereof) or any other securities exchangeable for or convertible into, or substantially similar to, Ordinary Shares or enter into any transaction with the same economic effect as, or agree to do, any of the foregoing, save that the above restrictions shall not apply in respect of (a) the issue of New Shares pursuant to the Rights Issue; (b) Ordinary Shares issued following the Record Date pursuant to the exercise of options under share option schemes or otherwise pursuant to share incentive plans in existence on the date of Admission and described in paragraph 13 of Part XI of the Prospectus; or (c) Ordinary Shares issued pursuant to the Company’s scrip dividend scheme.
10. The Company undertakes that it will not take, directly or indirectly, any action which was or is designed to, or might reasonably have been expected to, constitute or result in, the stabilisation, maintenance or manipulation of the price of the Ordinary Shares or any other security of the Company or any instrument evidencing rights to Ordinary Shares or any such other security.
11. The Company will provide the Registrar with all necessary authorisations, information and instructions to enable the Registrar to perform their duties in accordance with and as contemplated by the terms and conditions of the Rights Issue, this Agreement and the Relevant Documents.
12. The Company undertakes that it will use the net proceeds received by it from the sale of New Shares in the manner specified in the Prospectus under the heading “Use of Proceeds” and that it will not, directly or indirectly, use the proceeds of the Rights Issue, or lend, contribute or otherwise make available such proceeds to any affiliate, joint venture partner or other person or entity, for the purpose of financing the activities of any person or entity who, a the time of such financing, is the subject of any Sanctions or in any other manner that will result in a violation by any such person (including any person participating in the Rights Issue, whether as underwriter, advisor, investor or otherwise) of the Sanctions.
13. The Company undertakes to observe and comply with the provisions in respect of overseas shareholders set out in paragraph 2.5 Part III of the Prospectus.
14. In connection with the offer, allotment, issue and sale of Nil Paid Rights, Fully Paid Rights and New Shares, the Company undertakes that (i) inside the United States, it will offer and sell the Nil Paid Rights, Fully Paid Rights and New Shares only to, and allow subscription only by, those persons whom it reasonably believes to be QIBs or, in the case of Directors only, Accredited, Investors; and (ii) and outside the United States, the Company will offer and sell and allow the subscription for the Nil Paid Rights, Fully Paid Rights and New Shares only in compliance with Regulation S of the Securities Act. In connection with any sales under (i) of this paragraph, the Company agrees that it will procure an executed QIB letter or, in the case of the Directors only, an executed AI Letter from any Qualifying Shareholder who participates in the Rights Issue.

In witness whereof this Agreement has been duly executed under hand by the Company and by each of [•], [•], [•] and [•] or its duly authorised attorneys the day and year first above written.

SIGNED BY	)
for and on behalf of	)
NATIONAL GRID PLC	)
)
)

)
SIGNED BY	)
for and on behalf of	)
[•]	)
)

)
SIGNED BY	)
for and on behalf of	)
[•]	)
)

)
SIGNED BY	)
for and on behalf of	)
[•]	)
)

)
SIGNED BY	)
for and on behalf of	)
[•]	)
)

Page I

Page II

20 MAY 2010
NATIONAL GRID PLC
[•]
[•]
[•]
[•]

RIGHTS ISSUE UNDERWRITING
AGREEMENT